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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Oxford Industries, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
June 13, 2012

        Oxford Industries, Inc.'s 2012 annual shareholders meeting will be held on Wednesday, June 13, 2012 at 3:00 p.m., local time, at our company's headquarters, which are at 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308. The purposes of the meeting are to:

  (1)
  Elect four directors nominated by our Board and named in the accompanying proxy statement to serve for a term of three years and until their respective successors are elected and qualified;

  (2)
  Approve the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2012;

  (3)
  Hold an advisory, non-binding vote on executive compensation; and

  (4)
  Transact any other business that properly comes before the annual meeting or any adjournment or postponement of the annual meeting.

        Shareholders of record as of the close of business on April 13, 2012 will be entitled to notice of and to vote at the annual meeting or at any adjournment or postponement of the annual meeting. This notice and the accompanying proxy statement are being mailed to shareholders beginning on or about May 11, 2012.

        A list of our shareholders entitled to vote at the annual meeting will be available for examination by any shareholder, or his or her agent or attorney, at the annual meeting. The enclosed proxy is solicited on behalf of our Board. Reference is made to the accompanying proxy statement for further information with respect to the items of business to be transacted at the annual meeting.

        Your vote is important. Regardless of whether you plan to attend the meeting, please complete and sign the enclosed proxy and return it in the accompanying, postage pre-paid envelope. You may revoke your proxy at any time before the meeting and, if you attend the meeting, you may elect to vote in person. If your shares are held in an account at a bank or broker, your bank or broker will vote your shares for you if you provide instructions on how to vote your shares. In the absence of instructions, your broker can only vote your shares on limited matters.

        Attendance at the meeting is limited to shareholders, those holding proxies from shareholders and invited guests, such as members of the media. If your shares are held in an account at a bank or broker, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker, in order to gain admission to the meeting.

May 8, 2012	By Order of the Board of Directors,

Thomas E. Campbell Senior Vice President—Law and Administration, General Counsel and Secretary

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 13, 2012: This proxy statement and our fiscal 2011 annual report to shareholders are available on the Internet at http://www.proxymaterials.oxfordinc.com.

222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308

PROXY STATEMENT

For Annual Shareholders Meeting
To Be Held on June 13, 2012

INTRODUCTION

        This proxy statement contains information relating to the annual meeting of shareholders of Oxford Industries, Inc. to be held on Wednesday, June 13, 2012, beginning at 3:00 p.m., local time. The annual meeting will be held at our offices at 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308. You may contact our Investor Relations Department at (404) 659-2424 to obtain directions to the site of the annual meeting.

        We will begin mailing this proxy statement, the attached Notice of Annual Meeting of Shareholders and the accompanying proxy card on or about May 11, 2012 to all holders of our common stock, par value $1.00 per share, entitled to vote at the annual meeting. Along with this proxy statement, we are also sending our Annual Report to Shareholders for fiscal 2011, which ended January 28, 2012.

INFORMATION ABOUT THE MEETING AND VOTING

Shares Outstanding

        You may vote at our 2012 annual shareholders meeting if you owned shares of our common stock as of the close of business on April 13, 2012, the record date for the annual meeting. As of the close of business on April 13, 2012, there were 16,501,863 shares of our common stock issued and outstanding. You are entitled to one vote for each share of our common stock that you owned on the record date.

Voting

        If, on April 13, 2012, your shares of our common stock were registered directly in your name with our transfer agent, Computershare Investor Services, then you are a shareholder of record. As a shareholder of record, you may vote using one of the following methods:

  •
  by completing, signing and returning the enclosed proxy; or

  •
  by attending the annual meeting and voting in person.

        If you are a shareholder of record and you sign and return your proxy card but do not include voting instructions, your proxy will be voted "FOR" each of the director nominees named in Proposal No. 1 (Election of Directors), "FOR" Proposal No. 2 (approval of the selection of Ernst & Young LLP as our independent registered public accounting firm) and Proposal No. 3 (Advisory Vote on Executive Compensation) and in the discretion of the proxies designated on the proxy card, as recommended by our Board, on such other matters as may properly come before the annual meeting to the extent permitted under applicable law.

        If you hold your shares directly in your own name, they will not be voted unless you provide a proxy or attend the annual meeting and vote in person.

        If, on April 13, 2012, your shares were held in an account at a bank or broker, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The bank or broker holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your bank or broker on how to vote the shares in your account. Telephone and/or Internet voting may be available to direct your bank or broker on how to vote the shares in your account. The availability of telephone and/or Internet voting will depend on the voting processes of your bank or broker. Please follow the directions on your proxy card carefully. Even if your shares are held in an account at a bank or broker, you are invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you obtain a valid proxy card from your bank or broker, and in order to gain admission to the meeting, you should bring the notice or voting instruction form you received from your bank or broker, or obtain a valid proxy card from your bank or broker.

        If you own shares that are registered in the name of more than one person, each person must sign the enclosed proxy. If the proxy is signed by an attorney, executor, administrator, trustee or guardian or by any other person in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

        A properly executed proxy card marked "Abstain" with respect to any proposal will not be voted for such proposal.

Broker Discretionary Voting; Broker Non-Votes

        If you hold shares through an account with a bank or broker, your shares may be voted by the bank or broker even if you do not provide voting instructions. Banks and brokerage firms have the authority, under the rules of the New York Stock Exchange (which we refer to as the "NYSE"), to vote shares in their discretion when their customers do not provide voting instructions on certain "routine" matters. Under the NYSE's rules, only Proposal No. 2 (approval of the selection of Ernst & Young LLP as our independent registered public accounting firm) is considered a routine matter.

        Proposal No. 1 (Election of Directors) and Proposal No. 3 (Advisory Vote on Executive Compensation) are considered "non-routine" matters under the NYSE's rules. When a bank or brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to a non-routine matter, the bank or brokerage firm cannot vote the shares on that proposal. This is called a "broker non-vote." Broker non-votes will be counted as present at the annual meeting for quorum purposes but will not be counted as entitled to vote on the non-routine matter. Therefore, if your shares are held in an account at a bank or broker, it is important that you provide instructions to your bank or broker so that your vote on these proposals is counted.

 Changing Your Vote

        If you are a shareholder of record, you may revoke or change your vote with respect to the shares of our common stock that are registered directly in your name by doing any of the following:

  •
  delivering a written notice of revocation to our Secretary before the vote is taken at the annual meeting, such notice of revocation dated later than the proxy you want to revoke;

  •
  properly executing and delivering a later-dated proxy before the vote is taken at the annual meeting; or

  •
  voting in person at the annual meeting (your attendance at the annual meeting, in and of itself, will not revoke the earlier proxy).

        If your shares are held in an account at a bank or broker, then you must follow the instructions provided by your bank or broker in order to revoke or change your vote with respect to those shares held in street name.

Quorum

        In order for us to conduct the annual meeting, the holders of a majority of the shares of our common stock issued and outstanding as of the close of business on April 13, 2012 must be present at the annual meeting in person or by proxy. This is referred to as a quorum. Abstentions and broker non-votes, if any, will be counted as shares present at the meeting for purposes of determining the presence of a quorum.

CORPORATE GOVERNANCE AND BOARD MATTERS

Directors

        Under our Articles of Incorporation, our Board will consist of at least nine members, with the specific number fixed by our Bylaws, as in effect from time to time. Currently, our Bylaws have fixed the number of directors at 10. We currently have nine members serving on our Board.

        Our Board has nominated each of Messrs. John R. Holder, J. Hicks Lanier and Clarence H. Smith, who are currently members of our Board, for re-election at the annual meeting. In addition, our Board has nominated our President, Mr. Thomas C. Chubb III, for election to serve as a director and to fill the vacancy on our Board.

        The following table sets forth, as of May 1, 2012, certain information concerning our current directors and Mr. Chubb, the director nominee, as well as a description of the specific experience, qualifications, attributes and skills that led our Board to conclude that each of these individuals should serve as a director.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Thomas C. Chubb III	48	Nominee	Mr. Chubb is our President, and has held that position since 2009. Mr. Chubb initially started with our company in 1988 and has served in a variety of roles. He served as our Executive Vice President from 2004 until 2009 and, from 1999 to 2004, he served as our Vice President, General Counsel and Secretary. Mr. Chubb holds a Bachelor of Arts degree in Economics from The University of North Carolina at Chapel Hill and a Doctor of Jurisprudence degree from The University of Georgia.

Mr. Chubb has been employed by our company for more than 20 years, and has been an executive with our company for more than 10 years. He has been instrumental in providing leadership in our company's acquisition and integration of our Tommy Bahama Group in 2003, our Ben Sherman Group in 2004 and, most recently, our Lilly Pulitzer Group in 2010, as well as in the dispositions of our Womenswear Group in 2006 and our Oxford Apparel Group in 2011. In his capacity as our President, Mr. Chubb has provided oversight with respect to the operations of our Lilly Pulitzer Group since our 2010 acquisition, our Ben Sherman Group and our Lanier Clothes Group. In addition, having served as our General Counsel, Mr. Chubb is familiar with the legal and regulatory environment in which we operate. Mr. Chubb's proven track record within our organization and his leadership skills will serve our Board well.

George C. Guynn	69	2007
			Mr. Guynn retired in October 2006 from his position as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. Mr. Guynn is a director of Genuine Parts Company and Acuity Brands, Inc. Mr. Guynn serves on the Audit Committee of Genuine Parts Company and the Audit and Governance Committees of Acuity Brands, Inc. He is also a trustee of Ridgeworth Investments and GenSpring Multi-Manager Portfolio.

			Mr. Guynn's prior role as President and CEO of the Federal Reserve Bank of Atlanta, and the keen insight this experience has provided him into economic trends affecting the U.S. and global economies, provides our Board with information and insight in financial and regulatory issues. In addition, Mr. Guynn's financial and accounting experience with the Federal Reserve, as well as his experience as a member of the audit committees of Genuine Parts Company and Acuity Brands, Inc., offers a high level of financial literacy and is a valuable asset to our Board and Audit Committee.

John R. Holder	57	2009	Mr. Holder is Chairman and Chief Executive Officer of Holder Properties, a commercial and residential real estate development, leasing and management company, and has held that position since 1989. Mr. Holder has served as Chief Executive Officer of Holder Properties since 1980. He is a member of the Board of Directors and Audit Committee of Genuine Parts Company and also serves on the Board of Directors of SunTrust Bank's Atlanta Region.

Mr. Holder's strategic leadership in the growth of Holder Properties, which has been involved in over 10 million square feet of real estate development totaling in excess of $1.5 billion, as well as his extensive involvement in the financial and marketing areas of that business, serves our Board well. His service as the Chairman and Chief Executive Officer of Holder Properties, together with various board affiliations which include civic organizations and membership on the Audit Committee of Genuine Parts Company, has given him leadership experience, business acumen and financial literacy beneficial to our Board and Audit Committee.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
J. Hicks Lanier*	72	1969	Mr. Lanier is our Chairman and Chief Executive Officer, and has held that position since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of Genuine Parts Company, as the Chairman of its Compensation, Nominating and Governance Committee and as a member of its Executive Committee. Mr. Lanier previously served as a director of SunTrust Banks, Inc. and as a director of Crawford & Company until his retirement from those positions in April 2012 and May 2010, respectively.

			Mr. Lanier has been employed by our company for more than 45 years, and has been an executive with our company for more than 35 years. He has provided strong leadership to our company as we transformed from our historical domestic manufacturing roots into an international apparel design, sourcing and marketing company with a portfolio of owned and licensed lifestyle brands and company-owned retail operations. Mr. Lanier's long tenure with our organization has provided him a deep knowledge of our business, and his other varied business experiences, including having served on the boards of six publicly traded companies over the last 30 years, including service on various committees of these boards, exemplifies his leadership skills and offers him insights into compensation and governance issues at public companies, all of which serve our Board well.

J. Reese Lanier*	69	1974	Mr. Lanier was self employed in farming and related businesses and had this occupation for more than five years until his retirement in 2009.

Mr. Lanier has been affiliated with our company in various official and unofficial capacities for more than 50 years, including having served as a director for more than 35 years. His father was one of the founders of our company. Mr. Lanier's deep knowledge of our business and industry, coupled with his business acumen as a sole proprietor, serves our Board well.

Dennis M. Love	56	2008
			Mr. Love is President and Chief Executive Officer of Printpack Inc., a manufacturer of flexible and specialty rigid packaging, and has served in such capacities since 1987. Mr. Love currently serves as a director of AGL Resources, Inc., as Chairman of its Nominating, Governance and Corporate Responsibility Committee and as a member of its Audit and Executive Committees. Mr. Love is also a director of the Cleveland Group, Inc. Mr. Love served as a director of Caraustar Industries, Inc. from 1999 until its reorganization in 2009.

			Mr. Love has approximately 25 years of experience as a chief executive and has extensive service as a director of public companies, including having served on the Compensation and Employee Benefits Committee of Caraustar Industries, Inc. and the Nominating, Governance and Corporate Responsibility Committee of AGL Resources, Inc. The insight Mr. Love gained through these board affiliations serves our Board and our Nominating, Compensation & Governance Committee well. In addition, Mr. Love's experience with Printpack Inc. includes successful domestic and international acquisitions. This experience integrating new businesses with existing businesses and Mr. Love's oversight of global operations at Printpack Inc. allows him to offer key insights into our operations.

Clarence H. Smith	61	2003	Mr. Smith is President and Chief Executive Officer of Haverty Furniture Companies, Inc., a home furnishings retailer, and has held this position since 2003. He served as President and Chief Operating Officer of Haverty Furniture Companies, Inc. from 2002 to 2003, Chief Operating Officer of Haverty Furniture Companies, Inc. from 2000 to 2002, and Senior Vice President, General Manager-Stores of Haverty Furniture Companies, Inc. from 1996 to 2000. He is also a director of Haverty Furniture Companies, Inc. and serves on its Executive Committee.

Mr. Smith has more than 15 years of senior management experience, including in his current capacity as President and Chief Executive Officer of Haverty Furniture Companies, Inc. Haverty Furniture Companies, Inc. is an Atlanta-based, publicly traded company with more than 100 showrooms in 17 states in the Southern and Midwestern regions of the United States, which affords our company, Board and Nominating, Compensation & Governance Committee valuable insight into compensation, governance and general business practices at a company with a brand management focus and retail and other direct-to-consumer business activities.

Name	Age	Director Since	Positions Held and Specific Experience and Qualifications
Clyde C. Tuggle	50	2011
			Mr. Tuggle is Senior Vice President, Chief Public Affairs and Communications Officer of The Coca-Cola Company. From 1998 to 2000, Mr. Tuggle worked in Coca-Cola's Central European Division Office in Vienna where he held a variety of positions, including as Director of Operations Development, Deputy to the Division President and Region Manager for Austria. In 2000, Mr. Tuggle was elected Vice President of The Coca-Cola Company. In 2003, he was elected Senior Vice President of The Coca-Cola Company and appointed Director of Worldwide Public Affairs and Communications. From 2005 until 2008, Mr. Tuggle served as President of Coca-Cola's Russia, Ukraine & Belarus Business Unit. From 2008 to 2009, Mr. Tuggle served as Coca-Cola's Senior Vice President, Corporate Affairs and Productivity. In 2009, Mr. Tuggle was named Coca-Cola's Senior Vice President, Global Public Affairs and Communications.

			Mr. Tuggle has more than 10 years of executive management experience at a publicly traded company focused on brand management, including oversight of various aspects of Coca-Cola's international operations that serve our Board well as certain of our operating groups expand their international operations. In addition, Mr. Tuggle's experience at Coca-Cola includes oversight of investor relations and public communications issues that provide key insights to our Board and Audit Committee.

Helen B. Weeks	57	1998	Ms. Weeks founded Ballard Designs, Inc. in 1983 and served as Chief Executive Officer until she retired in 2002. Ballard Designs, Inc. is a home furnishing catalog business which is currently part of HSN, Inc. Ms. Weeks also previously served as a member of the Board of Directors of Cornerstone Brands, Inc., which was organized as a conglomerate of companies selling home and leisure goods and casual apparel through catalogs primarily aimed at affluent, well-educated consumers ages 35 to 60.

Ms. Weeks has approximately 20 years of experience in a chief executive capacity. Ms. Weeks' experience in direct-to-consumer businesses, including a catalog business, in particular with business activities aimed at demographics overlapping those of our various operating groups serves our Board well.

E. Jenner Wood III	60	1995
			Mr. Wood was elected as Chairman, President and CEO of SunTrust Bank, Atlanta / Georgia Division in 2010, and, prior to that, had served as President, Chairman and CEO of SunTrust Bank Central Group since 2001. Mr. Wood served as Executive Vice President of SunTrust Banks, Inc. from 1994 until 2010. Mr. Wood serves as a director of Crawford & Company, as Chairman of its Compensation Committee and as a member of its Audit Committee. He is also a director of Georgia Power Company and has been nominated for election to the Board of Directors of that entity's parent company, The Southern Company, at its annual meeting to take place later in May 2012.

			Mr. Wood's professional career includes over 15 years in senior management positions with SunTrust Banks, Inc. and its various affiliates. Mr. Wood's insights with respect to financial issues and the financial services industry generally, including as it relates to the retail and business aspects of SunTrust Bank's operations, together with his extensive experience on the boards of directors and committees of various public and private companies, make him a valuable asset to our Board.

*
J. Hicks Lanier and J. Reese Lanier are first cousins.

Director Independence

        Our Corporate Governance Guidelines provide that we will have a majority of "independent" directors under the NYSE's listing standards, as determined by the Board, and that, at least annually, our Nominating, Compensation & Governance Committee (which is referred to as our NC&G Committee) will review each relationship that exists with a director and his or her related interests for the purpose of determining whether the director is independent. Based on our NC&G Committee's review, our Board annually considers the independence of each of our directors, as well as upon learning about intervening events that may impact director independence.

        In March 2012, our NC&G Committee and full Board considered director independence. As part of this consideration, our NC&G Committee and full Board broadly considered all relevant facts and circumstances, including the NYSE's corporate governance listing standards and all relevant transactions and relationships between each director (and his or her immediate family and affiliates) and our company and management to determine whether any relationship might impair the director's ability to make independent judgments.

        Based on this review and consistent with the recommendation of our NC&G Committee, our Board affirmatively determined that the following eight current directors (all of our current non-management directors) are independent: George C. Guynn; John R. Holder; J. Reese Lanier; Dennis M. Love; Clarence H. Smith; Clyde C. Tuggle; Helen B. Weeks and E. Jenner Wood III.

        In evaluating the independence of our directors, our Board and NC&G Committee gave particular consideration to the following relationships and transactions:

  •
  Mr. J. Reese Lanier beneficially owns or has the ability to direct the voting of approximately 2 1/2% of our outstanding common stock; Mr. Lanier was an employee of our company more than 45 years ago; Mr. Lanier is a first cousin of our Chairman and Chief Executive Officer, Mr. J. Hicks Lanier; and Mr. Lanier's son had served as one of our executive officers until October 2007, which until October 2010 precluded our Board from determining that he was independent based upon a three year look-back period under the NYSE's corporate governance standards;

  •
  Mr. Clyde C. Tuggle's employer The Coca-Cola Company is a vendor to our company, including providing products to our Tommy Bahama Group's restaurant division in the ordinary course of The Coca-Cola Company's business; and

  •
  As described later in this proxy statement under the heading "Certain Relationships and Related Transactions," Mr. E. Jenner Wood III's employer SunTrust Banks, Inc. (which, together with its subsidiaries, we refer to as "SunTrust") is one of our principal shareholders, with the ability to direct the voting or disposition of approximately 4 1/2% of our outstanding common stock; as described under the heading "Certain Relationships and Related Transactions," in the ordinary course of SunTrust's business, subsidiaries of SunTrust act as agent and lender and provide other services under a $175 million syndicated, revolving credit facility that we maintain, with aggregate payments to SunTrust of less than $500,000 during fiscal 2011; and between December 2008 and January 2009, Mr. Wood concurrently served as an executive officer of SunTrust while our Chairman and Chief Executive Officer served as a member of the compensation committee of SunTrust, which precluded our Board from determining that Mr. Wood was independent prior to January 2012 based upon a three year look-back period under the NYSE's corporate governance standards.

        Our Board determined that the payments to The Coca-Cola Company, as a percentage of our company's and The Coca-Cola Company's consolidated gross revenues, and the payments to SunTrust, as a percentage of our company's and SunTrust's consolidated gross revenues, are immaterial. We further do not believe that our payments to The Coca-Cola Company and SunTrust impact the compensation paid to Mr. Tuggle and Mr. Wood, in their respective capacities as employees of those companies. As a result and taking into consideration, among other things, the objectivity of Messrs. J. Reese Lanier, Tuggle and Wood at previous meetings of our Board, our Board determined that each is independent.

        Mr. J. Hicks Lanier is an employee of our company and is not independent. In addition, Mr. Chubb is an employee of our company and would not be independent if elected to our Board.

Corporate Governance Guidelines; Conduct Policies

        Our Board has adopted Corporate Governance Guidelines that set forth certain guidelines for the operation of the Board and its committees. In accordance with its charter, our NC&G Committee periodically reviews and assesses the adequacy of our Corporate Governance Guidelines. In addition, as provided under our Corporate Governance Guidelines, our Board annually conducts a self-evaluation. Our NC&G Committee oversees our Board's self-evaluation process. Our Board has the authority to engage its own advisors and consultants.

        Our Board has also adopted a Code of Conduct for all of our directors, officers and employees, as well as an ethical conduct policy that applies to our senior financial officers, including, among others, our chief executive officer and our chief financial officer and controller. To the extent permitted, we will disclose on our Internet website at www.oxfordinc.com amendments to our Code of Conduct or our ethical conduct policy for our senior financial officers (other than technical, administrative or other non-substantive amendments) and material waivers of (or failure to enforce) any provisions of these conduct policies (if applicable to any of our directors or executive officers).

Board Meetings and Committees of our Board of Directors

        During fiscal 2011, our Board held four meetings and committees of our Board held a total of five meetings. During fiscal 2011, each of our directors attended 100% of the meetings of our Board and of all committees of which the director was a member during the period he or she was a director or committee member.

        Although we do not have a formal policy regarding attendance by directors at our annual meetings of shareholders, we encourage directors to attend our annual meetings of shareholders in person and, to facilitate attendance by our directors, generally schedule our annual meetings of shareholders to coincide with the date of a quarterly meeting of our Board. All of our directors attended our 2011 annual meeting of shareholders.

        Our Board has a standing Executive Committee, Audit Committee and NC&G Committee. The following table identifies the members of each of these committees as of April 13, 2012 and the number of meetings held by each of these committees (and actions taken by written consent in lieu of meetings) during fiscal 2011.

Name	Executive Committee	Audit Committee	NC&G Committee
George C. Guynn*		chair
John R. Holder*		X
J. Hicks Lanier	chair
J. Reese Lanier*
Dennis M. Love*	X		X
Clarence H. Smith*	X		chair
Clyde C. Tuggle*		X
Helen B. Weeks*			X
E. Jenner Wood III*

Total Number of Meetings	0	4	1
Actions by Written Consent	0	1	3

*
Independent Director

  Executive Committee

        Our Executive Committee has the power to exercise the authority of the full Board in managing the business and affairs of our company, except that our Executive Committee does not have certain powers that are reserved to our full Board under Georgia law. In practice, our Executive Committee serves as a means for taking action requiring our Board's approval between its regularly scheduled meetings.

  Audit Committee

        Our Audit Committee was established in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (which we refer to as the "SEC") to assist our Board in fulfilling its responsibilities with respect to oversight of the following: (1) the integrity of our financial statements, reporting processes and systems of internal controls; (2) our compliance with applicable laws and regulations; (3) the qualifications and independence of our independent registered public accounting firm; and (4) the performance of our internal audit department and our independent registered public accounting firm.

        The principal duties and responsibilities of our Audit Committee are set forth in its charter. Pursuant to its charter, our Audit Committee has the express authority to retain, at our company's expense, any outside legal, accounting or other advisors that it deems necessary or helpful to the performance of its responsibilities. Our Audit Committee may exercise additional authority prescribed from time to time by our Board.

        Our Board annually evaluates the financial expertise and independence of the members of our Audit Committee. Following its review in March 2012, our Board determined that each of Mr. George C. Guynn and Mr. John R. Holder is an "audit committee financial expert," as that term is defined by SEC rules and regulations, and all of the members of our Audit Committee are financially literate in accordance with the NYSE's governance listing standards and SEC rules and regulations.

  Nominating, Compensation & Governance Committee (or NC&G Committee)

        The purpose of our NC&G Committee is to: (1) assist our Board in fulfilling its responsibilities with respect to the compensation of our executive officers; (2) recommend candidates for all directorships to be filled; (3) identify individuals qualified to serve as members of our Board; (4) review and recommend committee appointments; (5) take a leadership role in shaping our corporate governance; (6) develop and recommend to our Board for adoption our Corporate Governance Guidelines; (7) lead our Board in an annual review of its own performance; and (8) perform other functions that it deems necessary or appropriate. Our Board of Directors has determined that all members of our NC&G Committee are independent in accordance with the NYSE's corporate governance listing standards.

        Our NC&G Committee also has the following responsibilities, among others, related to compensation matters: (1) administering our stock option and restricted stock plans; (2) administering our Executive Performance Incentive Plan; (3) reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer's performance in light of those goals and objectives and determining the compensation of our Chief Executive Officer based upon this evaluation; (4) reviewing and approving the compensation of our non-CEO executive officers; and (5) making recommendations to our Board regarding certain incentive compensation plans and equity-based plans. In addition, as part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking.

        For information about the role of executive officers and compensation consultants in determining compensation, see "Executive Compensation—Compensation Discussion and Analysis" below.

Meetings of Non-Employee Directors

        Pursuant to our Corporate Governance Guidelines, our non-employee directors periodically meet separately in executive sessions. During fiscal 2011, Mr. Smith, in his capacity as our presiding independent director, chaired the meetings of our non-employee directors.

Board Leadership; Presiding Independent Director

        Our Board designates one of its members to serve as chair. We believe that, at this time, our company and shareholders are best served by having a chair with a wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which we operate. Our Corporate Governance Guidelines expressly provide that our Board may appoint one individual to serve in the dual capacity of Chief Executive Officer and chair of our Board, but they do not require that the chair of our Board be one of our executive officers or employees.

        Mr. J. Hicks Lanier, our Chief Executive Officer, currently serves as Chairman of our Board of Directors. We believe it is common practice among public companies in the United States to have the chief executive officer also chair its board of directors. In particular, in his capacity as our Chief Executive Officer, Mr. Lanier gains insights into the day-to-day operations of our business, including significant activities of our operating groups, operating results, short- and long-term objectives of our various business units and economic trends and factors impacting our business. These insights permit Mr. Lanier to help prepare agendas for Board meetings and lead discussions in a productive and efficient manner. Mr. Lanier's day-to-day operational oversight of our company also facilitates communication with our other directors and various committee members between regularly scheduled meetings of our Board when circumstances dictate.

        Our Board has also designated Mr. Clarence H. Smith as our presiding independent director. In his capacity as the presiding independent director, Mr. Smith sets the agenda for, and chairs, executive sessions of our non-employee directors, serves as a liaison between non-employee directors and our Chairman and serves as a liaison between our shareholders and our non-employee directors. As presiding independent director, Mr. Smith, who also serves as chair of our NC&G Committee, is in regular contact with our Chairman and other members of senior management. These conversations permit Mr. Smith to facilitate productive discussions during executive sessions of our non-employee directors relating to our operating results and activities, risks to our business, succession planning and business prospects.

        Our Board regularly reviews the appropriateness of its leadership structure. With an active, engaged presiding independent director, having a supermajority of independent directors, holding regular meetings of our non-employee directors in executive session, having a succession plan for senior management overseen by our Board and having our Audit Committee and NC&G Committee (each of which reports to our full Board on a quarterly basis on significant committee activities) comprised solely of independent directors, our Board believes that its existing leadership structure is in the best interests of our organization and our shareholders.

Board's Role in Risk Oversight

        Our Board is ultimately charged with overseeing our business, including risks to our business, on behalf of our shareholders. In order to fulfill this responsibility, our Audit Committee, pursuant to its charter, reviews our policies with respect to our company's risk assessment and risk management. At our Audit Committee's direction and with its oversight, we conduct an enterprise risk management program (which we refer to as the "ERM program") on an ongoing basis. At each quarterly meeting of our Audit Committee, a portion of time is devoted to a management report to the committee on the status of the ERM program and/or particular risks faced by our company. Our Audit Committee actively engages management on potential strategies for reducing, eliminating or mitigating the risks to our organization. Our Audit Committee regularly reports to our Board on our ERM program. In addition to our ERM program, our Board examines specific business risks in its regular reviews of our operating groups and also on a company-wide basis as part of its regular strategic reviews.

        As part of its oversight of our overall compensation program, our NC&G Committee considers our compensation policies and procedures, including the incentives that they create and factors that may influence excessive risk taking. In particular, our compensation program provides for short-term cash incentive payments to individuals throughout our company based on satisfaction of pre-established performance targets. For employees within our various operating groups, these performance targets may be based on performance by the operating group, as a whole, or a specific business unit or business location within that operating group. Employees who are not assigned to a specific operating group typically receive cash incentives based on the satisfaction by our various operating groups of pre-established performance targets and our company as a whole of pre-established performance targets. Each cash incentive award for an individual employee within our organization is subject to a maximum amount payable to the individual. Our senior management, and with respect to our executive officers, our compensation committee, approves applicable performance targets based on our detailed, internal budgets for upcoming fiscal periods. These members of senior management receive monthly financial reports and review and analyze deviations from the budgeted plans to assess whether, among other things, the deviations were the result of inappropriate risk taking. We have concluded that our compensation policies and procedures are not reasonably likely to have a material adverse effect on our company.

 Website Information

        We have posted our Corporate Governance Guidelines, our Code of Conduct, our ethical conduct policy for our senior financial officers, our Audit Committee charter and our NC&G Committee charter under the "Corporate Governance" link under the "Investor Relations" tab on our Internet website at www.oxfordinc.com.

Director Nomination Process

        In accordance with our corporate governance guidelines, our NC&G Committee periodically reviews the skills and characteristics required of our directors in the context of the existing make-up of our Board. This assessment includes issues such as independence, age, skills such as understanding of our industry, general business knowledge and experience, financial literacy and expertise, availability and commitment, and other criteria that our NC&G Committee finds to be relevant.

        Although we do not have a formal policy with respect to our NC&G Committee's consideration of diversity in identifying nominees for directors, our NC&G Committee recognizes that a diversity of viewpoints and practical experiences can enhance our Board's effectiveness. Accordingly, it is the practice of our NC&G Committee in evaluating potential candidates to serve on our Board to not only consider the factors identified above but to give particular consideration to the diverse experiences and perspectives that a prospective candidate may bring to our Board. In order to accomplish its objectives, our NC&G Committee's evaluations of potential candidates generally involve a review of the candidate's background and credentials, interviews of a candidate by members of our Board, and discussions among our directors. Based on its evaluation in light of the foregoing factors, our NC&G Committee recommends candidates to our full Board which, in turn, selects candidates to be nominated for election by the shareholders or to be elected by our Board to fill a vacancy.

Director Compensation

  Compensation Program for Fiscal 2011

        During fiscal 2011, our non-employee directors received compensation in accordance with the following program guidelines: (1) an annual stock retainer (subject to a limited vesting period generally coinciding with one year of service on our Board) granted to each non-employee director with a grant date fair value of $30,000; (2) an annual cash retainer of $30,000 payable in quarterly installments to each non-employee director; (3) an additional $10,000 annual cash retainer payable in quarterly installments to the chair of our Audit Committee; (4) an additional $7,500 annual cash retainer payable in quarterly installments to the chair of our NC&G Committee; and (5) a $1,250 meeting fee for each committee or board meeting attended.

        To further encourage our directors to enhance their ownership of our stock, our non-employee directors are given the option to elect to receive the $30,000 annual cash retainer in the form of a one-time restricted stock grant having a grant date fair value of $30,000, subject to a staggered vesting period. Restricted shares granted for fiscal 2011 in lieu of the cash retainer vest as follows: 75% of the shares vested on December 31, 2011; and the remaining 25% of the shares vest on a date coinciding with the vesting date for the annual stock retainer (which is June 13, 2012). For fiscal 2011, Mr. Holder elected to receive his cash retainer in the form of restricted stock.

        Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. The number of shares of our restricted stock to be issued in respect of each non-employee director's annual stock retainer (and in respect of the annual cash retainer, if a director elected to receive that portion of his retainer in the form of stock) was based on the closing price of our common stock as reported on the NYSE as of the grant date for the restricted stock.

        Under our deferred compensation plan, our non-employee directors are eligible to defer receipt of up to 100% of their cash retainers and/or board and committee meeting fees. Non-employee directors are permitted to "invest" their deferred fees among a platform of investment options that are available to employees eligible to participate in the plan. Our deferred compensation plan is an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating directors with the long-term interests of our shareholders. Two of our non-employee directors elected to participate in our deferred compensation plan in calendar year 2011, as well as for calendar year 2012.

        Employee directors do not receive an annual retainer or meeting fees for their service on our Board.

  Director Compensation for Fiscal 2011

        The table below summarizes the compensation for our non-employee directors for fiscal 2011.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
George C. Guynn	47,521	29,979	533	78,033
John R. Holder	17,508	59,992	793	78,293
J. Reese Lanier	35,021	29,979	533	65,533
Dennis M. Love	28,771	29,979	579	59,329
Clarence H. Smith	43,396	29,979	533	73,908
Clyde C. Tuggle	28,771	29,979	346	59,096
Helen B. Weeks	36,271	29,979	533	66,783
E. Jenner Wood III	35,021	29,979	533	65,533

(1)
The values for stock awards in this column represent the grant date fair value of restricted stock granted in fiscal 2011, computed in accordance with FASB ASC Topic 718; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures. Information about the assumptions used to value these awards can be found under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, in our Fiscal 2011 Annual Report on Form 10-K. As of January 28, 2012, Mr. Holder held 1,110 restricted shares of our common stock and each of our other non-employee directors held 888 restricted shares of our common stock.

(2)
Represents the dollar value of dividends paid on unvested stock awards which was not factored into the grant date fair value for the stock. In addition, from time to time, our directors receive discounted and complimentary apparel and related merchandise. The aggregate incremental cost to us of these discounts and benefits does not exceed $10,000 for any of our directors and, in accordance with SEC rules and regulations, are excluded from this table.

EXECUTIVE OFFICERS

        All of our executive officers are elected by and serve at the discretion of our Board. The following table sets forth information about our executive officers as of May 1, 2012:

Name	Age	Title	Biography
J. Hicks Lanier	72	Chairman and Chief Executive Officer	Mr. Lanier has been our Chairman and Chief Executive Officer since 1981. Mr. Lanier also served as our President from 1977 until 2003. He currently serves as a director of Genuine Parts Company, as the Chairman of its Compensation, Nominating and Governance Committee and as a member of its Executive Committee. Mr. Lanier previously served as a director of SunTrust Banks, Inc. and as a director of Crawford & Company until his retirement from those positions in April 2012 and May 2010, respectively.

Thomas C. Chubb III	48	President
			Mr. Chubb has been our President since 2009. Mr. Chubb initially started with our company in 1988 and has served in a variety of roles. He served as our Executive Vice President from 2004 until 2009 and, from 1999 to 2004, he served as our Vice President, General Counsel and Secretary. Mr. Chubb holds a Bachelor of Arts degree in Economics from The University of North Carolina at Chapel Hill and a Doctor of Jurisprudence degree from The University of Georgia.

Scott A. Beaumont	58	CEO, Lilly Pulitzer Group	Mr. Beaumont has been CEO, Lilly Pulitzer Group (one of our operating groups) since December 2010 when we acquired Sugartown Worldwide, Inc. and its Lilly Pulitzer® operations. Prior to our acquisition of Sugartown, Mr. Beaumont served as its Chairman and Chief Executive Officer since co-founding the company in 1993. Mr. Beaumont has served as a member of the Board of Directors of CSS Industries, Inc. since 2005 and currently serves as a member of its Audit Committee and its Nominating and Governance Committee.

Thomas E. Campbell	48	Senior Vice President—Law and Administration, General Counsel and Secretary
			Mr. Campbell has been Senior Vice President—Law and Administration, General Counsel and Secretary since 2011. Mr. Campbell served as our Senior Vice President—Law, General Counsel and Secretary from 2008 to 2011 and as our Vice President—Law, General Counsel and Secretary from 2006 to 2008.

Name	Age	Title	Biography
K. Scott Grassmyer	51	Senior Vice President—Finance, Chief Financial Officer and Controller	Mr. Grassmyer has been Senior Vice President—Finance, Chief Financial Officer and Controller since 2011. Mr. Grassmyer served as our Senior Vice President, Chief Financial Officer and Controller from 2008 to 2011 and as our Senior Vice President and Controller from 2004 to 2008. From 2003 to 2004, he served as our Vice President and Controller. Mr. Grassmyer was appointed our Controller in 2002.

J. Wesley Howard, Jr.	52	President, Lanier Clothes
			Mr. Howard has been President, Lanier Clothes (one of our operating groups) since August 2011. Since becoming President, Lanier Slates for Lanier Clothes in 1997, Mr. Howard has served in various capacities for our Lanier Clothes operating group, including as President, Special Programs from 2005 to 2010, as President, Brands and Special Programs during a portion of 2010 and as President, Sales and Merchandising from January 2011 until his most recent promotion in August 2011.

Panayiotis P. Philippou	54	CEO, Ben Sherman Group	Mr. Philippou has been CEO, Ben Sherman Group (one of our operating groups) since 2010. Mr. Philippou joined our company in 2009 as CEO-elect of Ben Sherman Group. From 2007 until 2009, Mr. Philippou served as CEO of World Design & Trade Co. Ltd., a designer and wholesaler of branded men's and women's casual wear. From 1995 until 2007, Mr. Philippou was employed by Diesel S.p.A., an Italian based apparel design company, including as Managing Director of Diesel UK starting with that division's launch in 2003, and later as CEO of Diesel S.p.A.'s North American operations.

Terry R. Pillow	59	CEO, Tommy Bahama Group
			Mr. Pillow has been CEO, Tommy Bahama Group (one of our operating groups) since 2008. Prior to joining our company, from 2005 to 2006, Mr. Pillow served at Polo Ralph Lauren Corporation as President & Chief Executive Officer, Ralph Lauren Footwear.

EXECUTIVE COMPENSATION

Introduction

        In this section of the proxy statement, we provide information about our executive compensation program, specifically as it relates to our "named executive officers," or "NEOs." This section consists of: (1) a Compensation Discussion and Analysis discussing, among other things, how and why our NC&G Committee (which we refer to in this section of the proxy statement as our "compensation committee") made its fiscal 2011 compensation decisions for our NEOs; (2) the compensation tables required by the SEC's rules and regulations; and (3) a summary of certain limited arrangements with applicable NEOs that provide for payments upon defined change of control events or upon termination of employment.

        Based on the SEC's rules, we have determined that for fiscal 2011 (which was the 52-week period which commenced on January 30, 2011 and ended on January 28, 2012), our NEOs are as follows: (1) Mr. J. Hicks Lanier, our Chairman and Chief Executive Officer (who is our principal executive officer); (2) Mr. Thomas C. Chubb III, our President; (3) Mr. K. Scott Grassmyer, our Senior Vice President—Finance, Chief Financial Officer and Controller (who is our principal financial officer); (4) Mr. Panayiotis P. Philippou, CEO, Ben Sherman Group; and (5) Mr. Terry R. Pillow, CEO, Tommy Bahama Group.

        Because Mr. Philippou first became an NEO in fiscal 2011, in accordance with SEC rules and regulations, we have not included Mr. Philippou's compensation information for fiscal 2009 and fiscal 2010. In addition, compensation paid to Mr. Philippou is denominated in pounds sterling; in this proxy statement, except as otherwise indicated, the compensation paid to Mr. Philippou has been restated to U.S. dollars based on an exchange rate of pounds sterling 1.00 = U.S. $1.60. This exchange rate used to restate compensation paid to Mr. Philippou represents the average month-end exchange rate during fiscal 2011 that was used for fiscal 2011 financial reporting purposes.

Compensation Discussion and Analysis

  Executive Summary

        We are a global apparel company that designs, sources, markets and distributes products bearing the trademarks of our company-owned lifestyle brands, including Tommy Bahama®, Lilly Pulitzer® and Ben Sherman®, as well as certain licensed and private label apparel products. Originally founded in 1942, we have undergone a significant transformation in more recent years as we migrated from our historical domestic private label manufacturing roots to a company focused on owning, managing, designing, sourcing, marketing and distributing apparel products bearing prominent trademarks owned by us. Our current business strategy is to develop and market compelling lifestyle brands and products that are "fashion right" and evoke a strong emotional response from our target consumers.

        Notable recent strategic developments include our acquisition in December 2010 of Sugartown Worldwide, Inc. and its Lilly Pulitzer operations and our sale in January 2011 of substantially all of the assets and operations of our former Oxford Apparel Group, which produced a mix of private label and branded sportswear.

        Although our businesses continued to be challenged during fiscal 2010 and fiscal 2011 as a result of high levels of unemployment, depressed consumer retail traffic, a promotional retail environment and economic uncertainty that plagued the global economy during these periods, we believe that we successfully weathered these conditions and that our businesses have significant opportunities for long-term growth in the future. Notably:

  •
  we had year-over-year increases in net sales from continuing operations of 3.2% and 25.7% in fiscal 2010 and fiscal 2011, respectively, with fiscal 2011 sales, in particular, benefiting from our December 2010 acquisition of Sugartown;

  •
  we reduced our long-term debt from $147.1 million at the end of fiscal 2010 to $103.4 million at the end of fiscal 2011 through the selective repurchase of outstanding 11 3/8% senior secured notes utilizing cash on hand; and

  •
  our stock price increased from $17.84 per share at the end of fiscal 2009 to $23.86 per share at the end of fiscal 2010 to $49.24 per share at the end of fiscal 2011 (a cumulative increase of 276%).

        Summary of Significant Compensation Actions for Fiscal 2011.    Entering fiscal 2011, we recognized that our company faced many challenges, including the uncertain economic environment and pricing pressures on raw materials, fuel, transportation and other costs necessary for the production and sourcing of our products. Taking into consideration our belief that we were well positioned to capitalize on our businesses despite these challenges, our compensation committee took certain actions with respect to executive compensation for fiscal 2011 that reflected that conservative optimism, including the following:

  •
  in February 2011, our compensation committee engaged an outside compensation consultant to review the compensation paid to our executive officers in order to facilitate the development of a performance-based equity incentive compensation program for future periods;

  •
  in March 2011, our compensation committee, at the request of our Chairman and Chief Executive Officer, Mr. J. Hicks Lanier, approved no change in Mr. Lanier's annual base salary of $500,000, which was recognized as being well below the base salary levels paid to similarly situated chief executives; this followed Mr. Lanier's request in 2009 that his annual base salary be reduced by 40% (from $832,000 to $500,000) in recognition of the challenging business conditions at that time;

  •
  in March 2011, our compensation committee limited increases in base salaries for our other NEOs to instances where it found a gap in the base salary paid to an executive officer relative to similar positions identified using industry and general market data;

  •
  in March 2011, our compensation committee approved for fiscal 2011 an annual cash incentive program under our Executive Performance Incentive Plan (which we refer to as the "EPIP") for our NEOs with performance goals based exclusively on the performance of our company or the applicable operating group;

  •
  in March 2011, our Board enhanced the retention guideline, or holding period, applicable to our executive officers, including our NEOs, under our Corporate Governance Guidelines from six months to nine months for stock acquired upon the exercise of options or lapse of restrictions on restricted stock (net of funds necessary to pay the exercise price of stock options and for payment of applicable taxes); and

  •
  in light of the size of equity awards to certain of our NEOs in recent fiscal years, and in recognition of our compensation committee's engagement of a compensation consultant to review the compensation paid to our executive officers and facilitate the development of a performance-based equity incentive compensation program for future periods, for fiscal 2011 our compensation committee approved equity awards to only one NEO who had previously not been awarded any equity compensation.

        Key Actions for Fiscal 2012.    We anticipate that fiscal 2012 (which is the 53-week period which commenced on January 29, 2012 and will end on February 2, 2013) will be a year in which we make certain investments in the long-term growth of our key lifestyle brands. This includes capital and other expenditures in anticipation of our Tommy Bahama Group's opening of a retail store and restaurant in New York City, as well as other domestic retail store openings, our development of our Tommy Bahama Group's international infrastructure and the related opening of retail locations in Asia, and new retail store openings by our Lilly Pulitzer Group. In making compensation decisions for fiscal 2012, our compensation committee took into consideration these fiscal 2012 investments in our long-term prospects. For fiscal 2012, our compensation committee approved the following: (1) modest increases in the base salary of only three of our NEOs; (2) an annual cash incentive program under our EPIP with performance goals based on the performance of our company or the applicable operating group, generally consistent with the target amounts approved for our NEOs in fiscal 2011; and (3) performance-based equity compensation awards for certain of our NEOs that are earned based solely on our company's performance during fiscal 2012 and include additional service-based vesting requirements, with the size of the grants significantly more modest than those recommended by the compensation consultant engaged by our compensation committee.

  Consideration of Last Year's Advisory Shareholder Votes on Executive Compensation Matters

        At our 2011 annual meeting of shareholders, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we held advisory votes seeking shareholder approval of a "say-on-pay" proposal approving our named executive officer compensation program and seeking shareholder input on the frequency with which we should submit say-on-pay proposals for shareholder approval.

        At the 2011 annual meeting, more than 85% of the votes cast by our shareholders indicated a preference for our submission of a say-on-pay proposal annually, which was consistent with our Board's recommendation. Accordingly, our Board determined to present a say-on-pay proposal for shareholder consideration annually.

        In addition, at the 2011 annual meeting, more than 98% of the votes cast on our say-on-pay proposal were cast in support of our named executive officer compensation program, as described in our 2011 proxy statement. Our Board and compensation committee appreciate and value the views of our shareholders and, in taking into consideration this advisory vote on executive compensation, concluded that shareholders support our compensation practices with respect to our executive officers. In light of the strong shareholder support on last year's say-on-pay proposal, our Board and compensation committee did not make any specific changes to our NEO compensation program for fiscal 2012, other than the implementation of a performance-based equity compensation program for fiscal 2012 that was disclosed in our 2011 proxy statement as a possible consideration in future periods and which we believe further reinforces the link between pay and performance.

  Compensation Philosophy and Objectives

        Our executive compensation programs are designed to:

  •
  maintain a strong link between pay and performance for compensation paid to our executive officers;

  •
  align our executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and

  •
  ensure that we are able to attract and retain talented individuals who can deliver excellent business performance.

        Consistent with these objectives, our NEO compensation practices incorporate the following in consideration of the long-term best interests of our shareholders:

  •
  we tie a significant percentage of each NEO's potential cash and total compensation opportunities to performance of our company and/or our operating groups;

  •
  our NEOs do not have employment contracts, other than Mr. Philippou, who is based in the U.K. where employment contracts are customary for executive-level positions;

  •
  other than as set forth in Mr. Philippou's employment contract that was entered into in connection with his initial employment with our company, we do not have specified severance arrangements with our other NEOs;

  •
  we do not provide our NEOs with tax gross-ups;

  •
  our fiscal 2012 performance-based equity compensation awards are subject to a "double-trigger" acceleration of vesting (i.e., a change of control of our company and a termination of employment by the individual with good reason or by us or our acquirer without cause);

  •
  we will not pay dividends on the fiscal 2012 performance-based equity compensation awards during the fiscal 2012 performance period;

  •
  we do not reprice underwater stock options, and repricing of options is prohibited under our Long-Term Stock Incentive Plan (which we refer to as the "LTIP") absent shareholder approval;

  •
  we maintain stock ownership guidelines for our executive officers, which our Chief Executive Officer, and all but one of our other NEOs, currently exceeds;

  •
  we have a retention guideline, or holding period, on exercised stock options and vested restricted stock that applies to our executive officers, including our NEOs; and

  •
  we generally provide only modest perquisities, namely complimentary or discounted availability of our products, that serve the best interests of our business and are common practice in our industry.

  Compensation Decision Process

        Compensation Consultants.    Pursuant to its charter, our compensation committee has the exclusive authority to retain a compensation consultant to assist in the evaluation of, among other things, chief executive officer and non-CEO executive officer compensation. Our compensation committee has the sole discretion with respect to the retention and fees payable to any such consultant it retains.

        In February 2011, our compensation committee engaged James F. Reda & Associates, LLC to conduct a comprehensive review of the compensation paid to our executive officers, including a more concentrated identification of peer companies with whom we compete for executive talent, a categorization of our executive officers by position to identify appropriate market survey comparisons, and an assessment of the amount and allocation of total compensation opportunities for our executive officers. In addition, our compensation committee engaged James F. Reda & Associates, LLC to assist in developing a performance-based equity incentive compensation program. The review of compensation paid to our NEOs, including market survey data provided by James F. Reda & Associates, LLC, was utilized by our compensation committee in evaluating and approving executive compensation decisions for fiscal 2011, and the information provided by James F. Reda & Associates, LLC was utilized in developing the fiscal 2012 performance-based equity compensation program approved by our compensation committee in March 2012.

        Key Participant Roles.    The following table summarizes the significant roles of the various key participants in the decision-making process with respect to NEO compensation, in particular for fiscal 2011 and fiscal 2012:

Participant	Roles
Board of Directors

•

Reviews and approves changes in equity and cash incentive plans available to our NEOs (other than those generally available to employees of our company on a non-discriminatory basis), including submission of plans or plan amendments to our shareholders for approval as may be required

•

Appoints the members of our compensation committee

Compensation Committee

•

Establishes and communicates the performance objectives for our Chief Executive Officer

•

Evaluates the performance of our Chief Executive Officer

•

Determines and approves the base salary and cash incentive award opportunities for our Chief Executive Officer

•

Reviews our Chief Executive Officer's performance evaluation and compensation recommendations for each of our other NEOs

•

Approves the base salary and cash incentive award opportunities for each of our other NEOs

•

Reviews and approves all equity compensation awards, including those to our NEOs

•

Oversees our company's risk profile that results from our compensation programs

Independent Compensation Consultant

•

Reviews compensation programs for our NEOs relative to market comparables

•

Provides recommendations on target cash and total compensation ranges for our NEOs for fiscal 2011 and on target equity compensation ranges for our NEOs for fiscal 2012

•

Assists with program design for equity compensation programs

•

Summarizes market data on various aspects of executive compensation, including market trends and practices

Executive Officers

Chief Executive Officer

•

Regularly attends our compensation committee meetings

•

Reviews performance of our other NEOs

•

Provides our compensation committee with base salary and target cash and equity incentive compensation recommendations for our other executive officers

•

Together with our President and Chief Financial Officer, recommends performance goals applicable to performance-based compensation

President

•

Regularly attends our compensation committee meetings

•

Reviews and summarizes market data on executive officer compensation

•

Works with our Chief Executive Officer on recommendations for compensation payable to our other executive officers

•

Works with our Chief Financial Officer on developing performance goal recommendations applicable to performance-based compensation

Chief Financial Officer

•

Periodically attends our compensation committee meetings

•

Provides budget information and preliminary recommendations to our Chief Executive Officer and President and, ultimately, to our compensation committee on performance goals applicable to performance-based compensation

•

Provides and certifies financial information used in determining satisfaction of performance targets

Participant	Roles
General Counsel

•

Regularly attends our compensation committee meetings

•

Prepares and provides agenda materials for our compensation committee meetings

•

Assists with a review of market data on executive officer compensation, including applicable ranges of base salary and total cash compensation paid to comparable executives at comparator companies

•

Updates and summarizes key legal and corporate governance developments relating to compensation practices

Senior Vice President-Human Resources

•

Regularly attends our compensation committee meetings

•

Prepares and provides agenda materials for our compensation committee meetings

•

Reviews and summarizes market data on executive officer compensation, including providing applicable ranges of base salary and total cash compensation paid to comparable executives at comparator companies

•

Makes preliminary recommendations on executive officer compensation ranges

        Market Data.    We utilize market surveys to obtain a general understanding of compensation practices and trends, and in evaluating market comparisons of compensation paid to our NEOs, when making compensation recommendations and decisions for our NEOs. For fiscal 2011 compensation reviews, we utilized the applicable Kenexa Apparel and Footwear and Specialty Retail Industry Surveys; Mercer's Apparel and Retail Industry Surveys; Equilar's Top 25 Survey; and Towers Watson's Survey Reports on Executive Compensation.

        In addition, our compensation committee reviews compensation data obtained from publicly available sources from comparator companies in order to do a "market check" to ensure that the compensation paid to our NEOs does not significantly deviate from the compensation paid to executive officers at those comparator companies. For fiscal 2011, for purposes of conducting its market check, our compensation committee reviewed compensation data from the following companies:

Aaron Rents, Inc.	Interface, Inc.	Polo Ralph Lauren Corporation
Carter's, Inc.	Jones Apparel Group, Inc.	Rollins, Inc.
Columbia Sportswear Company	Liz Claiborne, Inc.	The Warnaco Group, Inc.
Crawford & Company	Perry Ellis International, Inc.	Total System Services, Inc.
Haverty Furniture Companies, Inc.	Phillips-Van Heusen Corporation	V. F. Corporation

  Elements of Executive Officer Compensation

        Total compensation for our NEOs has traditionally consisted of the following components:

Compensation Component	Overview	Purpose
Base Salary	Base salary provides a fixed amount of cash compensation to our NEOs.	Base salary provides a competitive level of guaranteed cash compensation that allows us to attract and retain qualified executives and to compensate them for performing basic job responsibilities.
Short-Term/Annual Incentive Compensation	Cash incentive awards under the EPIP provide our NEOs with variable cash compensation opportunities based on company and/or operating group performance.
Cash incentive awards are used, among other things, to attract and retain qualified executives; align the compensation paid to our executive officers with our company's performance; motivate our executive officers to work to achieve and exceed specific company performance goals; and facilitate the treatment of elements of compensation as performance-based compensation under the Internal Revenue Code.

Long-Term Equity Compensation (Restricted Stock and Restricted Share Unit Grants)	Long-term equity incentive compensation awards, either service-based or performance-based, may be provided to our NEOs under our LTIP with scheduled vesting periods.	Equity compensation further aligns the interests of our NEOs with those of our shareholders by encouraging retention, motivating our executive officers to work to achieve and exceed performance goals, where applicable, and rewarding increases in stock price.

Compensation Component	Overview	Purpose
Cash Retention Compensation (Ben Sherman Group Cash Retention Plan)	Cash compensation payable only upon satisfaction of service-based (time-based) vesting facilitates our retention of executives in our Ben Sherman Group.	The purpose of the Ben Sherman Group Long Term Incentive Plan (which we refer to as the "BSG Retention Plan") was to retain qualified executives of our Ben Sherman Group by providing a cash retention award to individuals who contribute materially to the growth, development and business success of that operating group. Participation in the BSG Retention Plan has been limited, and awards were made from time to time in order to attract talented individuals to our Ben Sherman Group and retain existing members of management of our Ben Sherman Group. We do not currently expect to utilize the BSG Retention Plan for future awards.

Other Benefit Plan Participation Opportunities	Our NEOs based in the United States are generally eligible to participate in various health, life insurance, retirement, stock purchase and disability benefit plans we have established for our U.S.-based employees and/or executives.	These benefit plans are designed to attract and retain key employees by providing benefits competitive with those generally available.

Mr. Philippou, as a U.K.-based executive officer, is eligible to participate in our Ben Sherman Group Personal Pension Scheme, our Ben Sherman private medical insurance plan, our Ben Sherman Income Protection Scheme and various other health and life insurance benefit plans we have established for our U.K.-based employees.

Perquisites
	From time to time, our NEOs receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise, and other minimal perquisites.	These perquisites are designed to attract and retain key employees by providing perquisites that are common practice within our industry.

        Target Compensation Levels / Mix.    Prior to fiscal 2009, in approving the compensation for our Chief Executive Officer, our compensation committee targeted total cash compensation at the median of the total cash compensation paid to similarly situated chief executives identified in the available market surveys. For our other executive officers, we have historically targeted total cash compensation (base salary and cash incentive awards) between the median and 75th percentile of total cash compensation relative to similar positions identified using industry and general market data. While we target total cash compensation between the median and 75th percentile for these other executive officers, in establishing specific base salary amounts and cash incentive award target amounts payable to any individual executive officer, our compensation committee takes into consideration other factors, such as the specific individual's prior performance and accomplishment of significant business strategies, an individual's prior employment experience and compensation history, other factors related to the scope or unique nature of the incumbent's job responsibilities, and geographic distinctions.

        In approving the amount of long-term equity compensation paid to our executive officers, our compensation committee reviews market data to understand trends and general compensation practices (for example, typical vesting periods and/or types and values of equity grants). In approving our fiscal 2012 performance-based equity compensation program, which is described under "—Long-Term Equity Incentive Compensation—LTIP Awards for Fiscal 2012" below, our compensation committee also took into consideration market survey data on equity compensation ranges and recommendations made by the compensation consultant engaged by our compensation committee.

        Our compensation committee reviews all components of the compensation payable to our executive officers, including base salaries, cash incentive awards, and long-term equity incentive compensation. In approving the total compensation paid to our NEOs, our compensation committee does not expressly allocate a specified percentage of total compensation to base salary, short-term incentive compensation and/or long-term equity compensation. However, our compensation committee considers the total cash compensation that would become payable to that officer in comparison to the total cash compensation ranges available to similarly situated executives at comparator companies and based on market surveys.

        Cash Compensation Mix.    Our compensation committee generally increases target incentive award levels for an executive officer as such officer's responsibilities within our organization increase, thereby more heavily weighting the variable elements of cash compensation for our most senior executive officers who are more likely to have a strong and direct impact in achieving strategic and financial goals that are most likely to affect shareholder value. Our compensation committee believes that the best interests of our shareholders are served by subjecting a meaningful proportion of each of our NEOs' total cash compensation to the achievement of company and/or operating group performance that represents meaningful value to our company.

  Base Salary

        Our compensation committee utilizes base salaries to provide a fixed amount of compensation to our NEOs for the performance of their duties. Base salaries of our NEOs are reviewed on an annual basis. Our compensation committee determines the salary of our Chief Executive Officer and reviews and approves (with or without modification) our Chief Executive Officer's recommended salaries of all of our other executive officers.

  Base Salaries for Fiscal 2011

        Chief Executive Officer's Review and Base Salary.    In March 2011, our compensation committee evaluated Mr. Lanier's performance during fiscal 2010, particularly our company's progress in strategically repositioning away from private label businesses to becoming an owner of strong lifestyle brands. As part of its review, our compensation committee noted the following significant achievements by our company during fiscal 2010 that were attributable to Mr. Lanier's leadership:

  •
  our acquisition of Sugartown Worldwide, Inc., the owner of Lilly Pulitzer®, for a closing date purchase price of $60 million;

  •
  our disposition of substantially all of our Oxford Apparel Group for $121.7 million;

  •
  strong top and bottom line performance by our Tommy Bahama Group, which had year-over-year increases of approximately 10% and more than 34% in sales and operating income, respectively;

  •
  a year-over-year increase of 15.5% in operating income by our Lanier Clothes Group, which had an operating margin of 13.8% during fiscal 2010;

  •
  a modest operating profit, on an adjusted basis, by our Ben Sherman Group during fiscal 2010, which was significant improvement over the prior year, as our Ben Sherman Group continued its strategic repositioning;

  •
  significant improvement in our company's earnings per share, even without giving effect to the gain we recognized on the disposition of substantially all of our Oxford Apparel Group; and

  •
  our company's strong liquidity position at the end of fiscal 2010, with more than $40 million in cash.

        In light of Mr. Lanier's accomplishments during fiscal 2010, our compensation committee believed it would be appropriate to reinstate Mr. Lanier's base salary at a level commensurate with chief executives at comparator companies. Our compensation committee noted that the median base salary for chief executives, as reflected by market survey data, was $899,000 per year and that our Chief Executive Officer's salary was at or around the lower end of base salaries paid to chief executives at the comparator companies. However, based on Mr. Lanier's request that his base salary not be increased, our compensation committee approved no change in Mr. Lanier's annual base salary of $500,000 for fiscal 2011.

        Base Salaries for our Other NEOs.    In recommending the base salaries of each of our other NEOs, Mr. Lanier evaluated the compensation paid to such officers in the context of the individual's job level, the salary range reflected in applicable survey data, the individual's responsibility within the organization as a whole and the individual's personal performance during fiscal 2010. In making recommendations with respect to the base salary of our other NEOs for fiscal 2011, Mr. Lanier noted that each of the other NEOs significantly contributed to our company's successes during fiscal 2010.

        In particular, Mr. Lanier noted, among other things, Mr. Chubb's additional oversight responsibilities with respect to certain of our operating groups, including our Lilly Pulitzer Group, as well as his significant contributions to our successful completion of our acquisition of Sugartown and our sale of substantially all of the assets and operations of our Oxford Apparel Group.

        With respect to Mr. Grassmyer, Mr. Lanier identified Mr. Grassmyer's tireless efforts towards consummation of the two significant transactions completed in fiscal 2010 and his expected assumption of greater responsibilities during fiscal 2011.

        With respect to Mr. Philippou, Mr. Lanier noted the significant strides our Ben Sherman Group had made during fiscal 2010 in its strategic repositioning, particularly in light of tremendous economic challenges in the U.K. and Europe, and that our Ben Sherman Group had managed to exceed our internal plans for the operating group with respect to operating results for fiscal 2010.

        Mr. Pillow's annual base salary was established in connection with his initial employment with our company during fiscal 2008. In making a recommendation to our compensation committee with respect to Mr. Pillow's base salary for fiscal 2011, Mr. Lanier noted the tremendous success of our Tommy Bahama Group in light of the challenging domestic retail environment and Mr. Pillow's successful transition into our organization.

        Following a review of the relevant market data with respect to each of these other NEOs and following consultation with our other NEOs, our Chief Executive Officer recommended, and our compensation committee approved only modest increases in the base salary payable to Mr. Grassmyer (a 3.7% increase to $282,500) and Mr. Philippou (a 3.1% increase to £247,500), which became effective April 1, 2011.

  Short-Term Incentive Compensation

        Our compensation committee utilizes cash incentive awards under the EPIP to provide our NEOs with variable cash compensation opportunities based on company and/or operating group performance.

        Fiscal 2011 Incentives.    For fiscal 2011, our compensation committee approved an annual cash incentive program for our NEOs. The cash incentive program approved by our compensation committee set target awards and performance goals based exclusively on the performance of our company or applicable operating group during fiscal 2011. The committee believed that closely linking the cash incentive award to the objective performance of our company and its operating groups was consistent with its goal to motivate our NEOs to achieve and exceed company specific goals that contribute to the inherent value of our organization. Our compensation committee retained "downward discretion" to reduce (but not to increase) the total cash incentive awards payable to any of our NEOs.

        Consistent with this objective, our compensation committee approved target and maximum award levels expressed as a percentage of each NEO's base salary for fiscal 2011, as follows:

	Incentive Awards (% of Base Salary)
Name	At Threshold	At Target	At Maximum
J. Hicks Lanier	0.0	105.0	157.5
Thomas C. Chubb III	0.0	60.0	90.0
K. Scott Grassmyer	0.0	50.0	75.0
Panayiotis P. Philippou	0.0	50.0	75.0
Terry R. Pillow	0.0	60.0	100.0

        Consistent with its pay for performance objective to more closely tie the total cash compensation opportunity for our most senior executive officers to the performance of our company and to increase the rewards for their contributions to our organization as individual executive responsibilities increase, the target and maximum award levels for Mr. Chubb and Mr. Grassmyer for fiscal 2011 represented increases (as a percentage of base salary) from the award opportunities for them for fiscal 2010. For Mr. Chubb, the award opportunity was increased from 55.0% and 82.5% of his base salary at target and at maximum, respectively, for fiscal 2010 to 60.0% and 90.0% of his base salary at target and maximum, respectively, for fiscal 2011, as noted in the table above. For Mr. Grassmyer, the award opportunity was increased from 45.0% and 67.5% of his base salary at target and at maximum, respectively, for fiscal 2010 to 50.0% and 75.0% of his base salary at target and maximum, respectively, for fiscal 2011, as noted in the table above.

        For cash incentive awards that could become payable to Mr. Lanier, Mr. Chubb and Mr. Grassmyer, our compensation committee approved individual performance measures based on return on net assets, as adjusted for specifically identified non-recurring or unusual items (RONA), and profit before taxes, as adjusted for specifically identified non-recurring or unusual items (PBT), of our company and/or each of our operating groups. The total incentive award for each of these individuals was comprised of distinct performance measure components tied to each of our operating groups and/or our company as a whole. RONA and PBT are performance measures which we believe drive shareholder value by focusing management on the profitability of our company and/or operating groups, taking into consideration the cost of the capital being deployed.

        For cash incentive awards that could become payable to Mr. Philippou, the incentive award was based entirely on our Ben Sherman Group's satisfaction of applicable PBT targets. For cash incentive awards that could become payable to Mr. Pillow, the incentive award was based entirely on Tommy Bahama Group's satisfaction of applicable PBT targets. For each of these individuals, no incentive would be payable under the EPIP unless the applicable threshold performance measure for the applicable operating group was satisfied.

        In establishing performance targets for cash incentive award opportunities for each of our NEOs for fiscal 2011, our compensation committee took into consideration our budgeted plans for the fiscal year. For purposes of the cash incentive award for Mr. Lanier, Mr. Chubb and Mr. Grassmyer, the table below sets forth the applicable performance measure and proportion of the individual's total bonus opportunity allocated to each of our operating groups and our company as a whole; the threshold, target and maximum performance targets established by our compensation committee for each of our operating groups and our company as a whole; the actual performance of each of our operating groups and our company as a whole during fiscal 2011; and the determination of the total bonus award (expressed as a percentage of each individual's target bonus opportunity) earned by each of these executive officers:

	Allocation of Cash Incentive Award	Performance Target
					Actual Performance	Bonus Contribution
Performance Measure(s)		Threshold	Target	Maximum
RONA of our company	15%	13.0%	17.0%	21.0%	22.8%	22.5%
PBT of Tommy Bahama Group ($ in 000s)	40%	$40,338	$46,100	$51,286	$54,936	60.0%
RONA of Lanier Clothes Group	15%	16.5%	23.0%	29.5%	33.7%	22.5%
PBT of Ben Sherman Group ($ in 000s)	15%	$(2,400)	$1,200	$4,800	Below Threshold	0.0%
RONA of Lilly Pulitzer Group	15%	5.0%	8.0%	11.0%	22.1%	22.5%

Total Bonus Award (as % of Target)						127.5%

        Accordingly, each of Mr. Lanier, Mr. Chubb and Mr. Grassmyer earned 127.5% of his target bonus opportunity. Specifically, Mr. Lanier's cash incentive award for fiscal 2011 was 133.875% (or 105.0% * 1.275) of his base salary (or $669,375 in total); Mr. Chubb's cash incentive award for fiscal 2011 was 76.5% (or 60.0% * 1.275) of his base salary (or $420,750 in total); and Mr. Grassmyer's cash incentive award for fiscal 2011 was 63.75% (or 50.0% * 1.275) of his base salary (or $180,094 in total).

        For purposes of the cash incentive award to Mr. Philippou, our Ben Sherman Group failed to achieve the minimum PBT performance of $(2,400,000) and, accordingly, Mr. Philippou did not receive any cash incentive award under our EPIP for fiscal 2011. For purposes of the cash incentive award to Mr. Pillow, our Tommy Bahama Group exceeded the maximum PBT performance target of approximately $51.3 million that was established by our compensation committee and, accordingly, Mr. Pillow received his maximum cash incentive award for fiscal 2011 of 100.0% of his base salary (or $750,000) in total.

  Long-Term Equity Incentive Compensation

        Our compensation committee utilizes stock-based incentive awards under the LTIP to incent our NEOs to remain with our company and further align the interests of our NEOs with those of our shareholders.

        LTIP Awards for Fiscal 2011.    Our compensation committee periodically reviews the successes of the compensation programs it has implemented. In evaluating whether to grant any equity awards to our NEOs for fiscal 2011, our compensation committee considered the size, grant date, vesting date and purpose of awards held by each of our NEOs at the beginning of fiscal 2011. Consistent with our compensation committee's indications following its June 2009 grants of restricted stock awards reflected below under "—Compensation Tables—Outstanding Equity Awards at Fiscal 2011 Year End," our compensation committee did not believe it was necessary or appropriate for fiscal 2011 to grant significant equity awards to those of our NEOs who received significant grants in June 2009 or to our Chief Executive Officer, who in June 2009 requested that our compensation committee not include him as a recipient in those grants.

        In evaluating whether to grant Mr. Philippou equity compensation for fiscal 2011, our compensation committee took into consideration our Ben Sherman Group's performance during fiscal 2010, including the efforts being made to enhance the wholesale distribution of the brand in the U.K. and U.S., Mr. Philippou's successful transition into our organization and the absence of any prior equity compensation awards to Mr. Philippou. In light of these factors and taking into consideration our compensation committee's desire to incent Mr. Philippou to remain with our organization and to further align his interests with those of our shareholders, our compensation committee approved a grant of 10,000 restricted share units to Mr. Philippou. These restricted share units are scheduled to vest on April 30, 2013, which is the vesting date applicable to awards made to certain of our other NEOs in June 2009. The restricted share units accrue dividend equivalents in respect of the shares of our common stock represented by those units, which will be paid to Mr. Philippou upon and subject to the vesting of the restricted share units in April 2013.

        LTIP Awards for Fiscal 2012.    Following a discussion of market practices with respect to equity compensation programs, in March 2012, our compensation committee approved a performance-based equity compensation program under the LTIP for certain executives and key employees, including certain of our NEOs. The awards provide the recipients with the opportunity to earn restricted share units contingent upon our achievement of certain operating income performance goals during fiscal 2012. The awards provide for a target, threshold and maximum number of restricted share units that can be earned. Any restricted share units earned by recipients are further subject to cliff vesting on March 31, 2016 and will be settled in shares of our common stock.

        The awards will generally be forfeited if the recipient is not continuously employed by us through the vesting date. Accelerated vesting of the award is limited to a "double trigger" scenario (i.e., a change of control of our company and a termination of employment by the individual with good reason or by us or our acquirer without cause). In addition, consistent with our compensation committee's review of best practices in compensation practices, amounts received or that may be received under this fiscal 2012 performance-based equity compensation program are subject to a clawback provision in the event of certain material restatements of our financial statements.

        Following our compensation committee's determination in early 2013 of the number of restricted share units actually earned by the participants under this program through the date of settlement (or forfeiture), our U.S.-based participating NEOs will be paid dividend equivalents in cash as and when we pay cash dividends on shares of our common stock, while our U.K.-based participating NEO will accrue dividend equivalents in respect of the shares of our common stock represented by those units, which will be paid to him upon and subject to the vesting of the restricted share units in March 2016.

        The grants approved by our compensation committee to our NEOs are as follows:

	LTIP Awards (# of RSUs)
Name	At Threshold	At Target	At Maximum
J. Hicks Lanier	—	—	—
Thomas C. Chubb III	0.0	7,682	11,524
K. Scott Grassmyer	0.0	3,121	4,682
Panayiotis P. Philippou	0.0	4,225	6,338
Terry R. Pillow	0.0	10,243	15,365

        Because our fiscal 2012 performance-based equity compensation program was approved and grants were made following the end of fiscal 2011, awards under the program are not included in the compensation tables that follow this Compensation Discussion and Analysis.

  Ben Sherman Group Retention Plan

        The purpose of the BSG Retention Plan is to retain highly-qualified executives of our Ben Sherman Group by providing a cash retention payment to individuals who may contribute materially to the growth, development and business success of that operating group. In connection with his initial employment by our company at the end of 2009, Mr. Philippou was awarded a cash retention award opportunity under the BSG Retention Plan. Pursuant to Mr. Philippou's award, Mr. Philippou will receive a cash payment of £200,000 if he remains continually employed by our Ben Sherman Group through January 3, 2013, which is the three year anniversary of his employment commencement date. Mr. Philippou will forfeit this opportunity if his employment with our Ben Sherman Group is terminated at any time prior to that three year anniversary date, if he gives notice of his intent to terminate his employment prior to that three year anniversary date, if he is not in good standing as an employee on that three year anniversary date, or if he materially breaches any of his obligations to our Ben Sherman Group prior to that three year anniversary date.

  Other Benefit Plans and Perquisites

        Employee Stock Purchase Plan.    We have a tax-qualified Employee Stock Purchase Plan, which we refer to as the "ESPP," generally available to all eligible employees based in the United States, including our NEOs other than Mr. Lanier, who is not permitted to participate because he owns more than 5% of our outstanding common stock. The ESPP allows participants to acquire shares of our common stock at a discounted price.

        The ESPP consists of four purchase periods each calendar year. Pursuant to the ESPP, participants are allowed to make voluntary payroll deductions that accumulate in individual accounts beginning on the first day of each calendar quarter. At the end of each calendar quarter, the amount credited to each individual employee's account is applied to the purchase of our common stock at a price equal to 85% of the market price as of the close of business on the last day of the applicable calendar quarter. During fiscal 2011, Mr. Grassmyer participated in the ESPP.

        Retirement Savings Plan.    During fiscal 2011, we provided retirement benefits to our eligible employees, including the NEOs, who are based in the United States and had achieved a minimum of one year of service under the terms of our tax-qualified retirement savings plan (which we also refer to as our "401(k) plan"). Our 401(k) plan is intended to promote retirement savings by providing employees with an opportunity to save in a tax-efficient manner. During calendar year 2011, we made matching contributions of 100% of the first 3% of a participant's compensation that is deferred, and matching contributions of 50% of the next 2% of a participant's compensation that was deferred.

        Our company contributions under the 401(k) plan are subject to limitations prescribed by the Internal Revenue Code. Our company contributions to the 401(k) plan vest immediately. Our NEOs are permitted to make contributions to the plan solely from pre-tax compensation. Our NEOs participate in our 401(k) plan on the same terms as other "highly compensated employees" (determined under applicable Internal Revenue Service guidelines) of our company. During fiscal 2011, Messrs. Lanier, Chubb and Grassmyer participated in our 401(k) plan. Company contributions for each NEO during fiscal 2011 under our 401(k) plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2011."

        Non-Qualified Deferred Compensation Plan.    We offer a Non-Qualified Deferred Compensation Plan, which we refer to as the "Deferred Compensation Plan," to certain highly compensated employees based in the United States, including the NEOs. Under the Deferred Compensation Plan, a participant may defer up to 50% of base salary and up to 100% of an annual performance-based cash incentive award. The NEOs participate in the Deferred Compensation Plan on the same terms as our other eligible, participating employees. During fiscal 2011, all of our NEOs (other than Mr. Philippou, who was ineligible) participated in the Deferred Compensation Plan.

        All deferral elections are irrevocable except in the case of a hardship. In respect of calendar year 2011, we made a contribution to each participant's account of (1) 4% of the amount that a participant's compensation during the calendar year exceeded the 401(k) compensation limit for the calendar year (which for calendar year 2011 was $245,000), and (2) 4% of any compensation that is excluded from receiving a company match in the 401(k) plan due to participation in the Deferred Compensation Plan, provided in each case that the participant elects under the Deferred Compensation Plan to defer at least 1% of his or her base salary following enrollment in the Deferred Compensation Plan. Company contributions for each NEO during fiscal 2011 under our Deferred Compensation Plan are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2011."

        The Deferred Compensation Plan is intended to offer our highly compensated employees, including our eligible NEOs, a tax-efficient method for accumulating retirement savings, as well as to provide an opportunity for our executives to accumulate savings in a tax-efficient manner for significant expenses while continuing in service. The Deferred Compensation Plan constitutes an unfunded, non-qualified deferred compensation plan, and participants' account balances are subject to the claims of our company's creditors. In the event that our company becomes insolvent, participants in the Deferred Compensation Plan would be unsecured general creditors with respect to their account balances, which we believe further aligns the interests of our participating NEOs with the long-term interests of our shareholders.

        Because none of our NEOs received above-market rates of return under the Deferred Compensation Plan, earnings under the plan are not included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2011." Earnings and related activity under the Deferred Compensation Plan by our NEOs during fiscal 2011 are described below under "—Compensation Tables—Fiscal 2011 Non-Qualified Deferred Compensation."

        Ben Sherman Group Personal Pension Scheme.    Our Ben Sherman Group has established a group personal pension scheme (which we refer to as the "GPP"). The GPP is a defined contribution group personal pension scheme that is tax registered with Her Majesty's Revenue and Customs (HMRC) under Part IV of the Finance Act 2004. Participation in the GPP is limited to management staff and certain other executives of our Ben Sherman Group who are resident in the United Kingdom. Under the terms of Mr. Philippou's employment contract, our Ben Sherman Group contributed an amount equal to 15% of Mr. Philippou's base salary to a separately designated individual pension scheme account held by Mr. Philippou in the GPP (our Ben Sherman Group's contribution rate for Mr. Philippou was greater than the usual contribution rate of 5% of base salary for participants in the GPP generally). Under the GPP, Mr. Philippou will be eligible to receive annuity payments and/or a lump sum cash payment in accordance with his elections pursuant to his pension scheme account and U.K. pension regulations following normal retirement (which is at age 65).

        Executive Medical Insurance Plans.    Certain key employees based in the United States, including Messrs. Lanier, Chubb and Grassmyer, are eligible to receive reimbursement of qualified medical expenses in an amount up to $100,000 per year with a limit of $10,000 per occurrence. Our executive medical insurance plan reimburses eligible executives for reasonable, medically necessary expenses that are not covered under a base medical plan. Our executive medical insurance also provides for a $100,000 accidental death and dismemberment benefit that will pay an eligible executive officer's beneficiary the lump sum amount in the event of death as a result of a covered accident.

        Our Ben Sherman Group also has a private medical insurance plan that is limited to management staff and certain other executives of our Ben Sherman Group, which Mr. Philippou participated in during fiscal 2011. The medical plan is a "top-up" plan that provides access to private healthcare facilities for certain illnesses and surgical procedures.

        Company contributions for each NEO during fiscal 2011 under our executive medical insurance plans are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2011."

        Income Protection Scheme.    Our Ben Sherman Group has an income protection scheme insured by a third party that is available to individuals participating in the GPP. The income protection scheme provides eligible employees with a benefit of 100% of the employee's base salary in the event of long-term illness or disability which results in incapacity for work. Payment under this scheme is limited to four weeks' full compensation in any twelve month period for individuals with less than five years' service, which would apply to Mr. Philippou. Mr. Philippou is a participant in this health insurance scheme. Company contributions to Mr. Philippou during fiscal 2011 under this health insurance scheme are included in the table below under "—Compensation Tables—Summary Compensation Table for Fiscal 2011."

        Car Allowance.    Consistent with the terms set forth in Mr. Philippou's employment contract, Mr. Philippou is entitled to a car allowance of £10,000 per annum, which he receives as cash compensation in monthly installments in respect of the use of his own personal vehicle.

        Other Benefits.    In addition to some of the other compensation policies discussed above, our NEOs are generally eligible to participate in and receive the same health, life insurance and disability benefits available to our employees generally, subject to distinctions in our plans that are applicable to employees of our subsidiaries and/or based on residency requirements.

        Non-U.S. Employees.    Because Mr. Philippou is a resident of the United Kingdom, he was ineligible to participate in any of the benefit plans described above that were available to employees based in the United States.

        Merchandise Discounts.    From time to time, our NEOs receive discounts on merchandise purchased directly from our distribution centers or in our retail stores, as well as complimentary meals at our Tommy Bahama restaurants. Certain of these discounts and benefits are offered to other designated employees from time to time. We offer these discounts and benefits because they represent common practice in our industry.

  Stock Ownership and Retention Guidelines

        Our Board has established stock ownership guidelines for our executive officers, including the NEOs. The ownership guidelines specify a target number of shares of our common stock that our executive officers are expected to accumulate and hold within five years of the later of the effective date of the guidelines or the date of appointment to the applicable position set forth in the guidelines (which we refer to as the "executive's determination date"). The specific guidelines for each applicable individual are established based on the fair market value of our common stock (based on a 365-day trailing average for our common stock price as reported on the NYSE as of the executive's determination date) and the executive officer's base salary as of the executive's determination date.

        Pursuant to these guidelines, each of our executive officers is expected to own or acquire shares of our common stock having a fair market value of a multiple of his or her base salary as follows: Chief Executive Officer—2.0x; President—1.25x; Group Vice Presidents and Executive Vice Presidents—1.0x; and All Other Executive Officers—0.5x. As of April 13, 2012, each of our NEOs other than Mr. Philippou had satisfied the stock ownership guideline applicable to him.

        Our Corporate Governance Guidelines also provide for a retention guideline, or holding period, of nine months for stock acquired upon the exercise of options or lapse of restrictions on restricted stock (net of funds necessary to pay the exercise price of stock options and for payment of applicable taxes) that applies to our executive officers, including our NEOs.

  Tax Deductibility Considerations

        It is the responsibility of our compensation committee to address the issues raised by Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of certain NEOs that exceeds $1,000,000 during any year. The limitation does not apply to compensation based on achievement of pre-established performance goals if certain requirements are met. Our EPIP is structured to permit awards to qualify as performance-based compensation to maximize the tax deductibility of such awards. Our compensation committee, as much as possible, uses and intends to use performance-based compensation to limit the amount of compensation paid by us that would not be eligible for deductibility. However, our compensation committee believes that we must be able to attract, retain and reward the executive leadership necessary to develop and execute our strategic plans and that the loss of a tax deduction may be necessary and appropriate in some circumstances. Accordingly, our compensation committee may exercise its discretion to award compensation in excess of the Section 162(m) limits as it deems necessary or appropriate.

Compensation Tables

  Summary Compensation Table for Fiscal 2011

        The table below shows the compensation earned during each of fiscal 2011, fiscal 2010 and fiscal 2009 by our NEOs:

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
J. Hicks Lanier	2011	500,000	—	669,375	73,335	1,242,710
Chairman and Chief Executive Officer	2010	500,000	—	750,250	38,672	1,288,922
	2009	500,000	—	—	37,279	537,279
Thomas C. Chubb III	2011	550,000	—	420,750	84,290	1,055,040
President	2010	540,770	—	432,300	46,520	1,019,590
	2009	465,289	578,500	—	41,902	1,085,691
K. Scott Grassmyer	2011	280,615	—	180,094	39,951	500,660
Senior Vice President—Finance, Chief	2010	271,115	—	175,245	43,426	489,786
Financial Officer and Controller	2009	265,000	231,400	—	26,151	522,551
Panayiotis P. Philippou(4)	2011	394,000	234,100	—	78,917	707,017
CEO, Ben Sherman Group
Terry R. Pillow	2011	750,000	—	750,000	89,435	1,589,435
CEO, Tommy Bahama Group	2010	750,000	—	750,000	66,132	1,566,132
	2009	750,000	867,750	—	90,162	1,707,912

(1)
The values for stock awards in this column represent the grant date fair value of restricted stock or restricted share units granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures. Information about the assumptions used to value these awards can be found under the captions "Stock-Based Compensation" and "Long-Term Stock Incentive Plan" in Notes 1 and 7, respectively, in our Fiscal 2011 Annual Report on Form 10-K.

(2)
Amounts reported under "Non-Equity Incentive Plan Compensation" reflect cash incentive awards earned by each of our NEOs in respect of company and/or operating group performance during the applicable fiscal year, as described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(3)
Amounts reported under "All Other Compensation" for fiscal 2011 reflect the following amounts paid by us during fiscal 2011:

Name	Company Paid Life Insurance ($)	Executive Health Insurance ($)	Permanent Disability Insurance ($)	Company Contributions to Defined Contribution Plans ($)	Company Contributions to Non-Qualified Deferred Compensation Plan ($)	Car Allowance ($)	Dividends on Unvested Stock Awards ($)
J. Hicks Lanier	782	22,543	—	9,800	40,210	—	—
Thomas C. Chubb III	1,075	17,923	—	9,800	29,492	—	26,000
K. Scott Grassmyer	—	11,552	—	9,595	8,404	—	10,400
Panayiotis P. Philippou	—	2,706	2,611	57,600	—	16,000	—
Terry R. Pillow	235	—	—	—	50,200	—	39,000

  In addition, our NEOs from time to time receive discounts on merchandise purchased directly from our distribution centers or in our retail stores and may from time to time receive complimentary meals at our Tommy Bahama restaurants or allowances for apparel merchandise. The aggregate incremental cost to us of these discounts and benefits does not exceed $10,000 for any of our NEOs and are excluded from this table.

(4)
Compensation paid to Mr. Philippou is denominated in pounds sterling; the compensation paid to Mr. Philippou has been restated to U.S. dollars based on an exchange rate of pounds sterling 1.00 = U.S. $1.60, which represents the average month-end exchange rate during fiscal 2011 that was used for fiscal 2011 financial reporting purposes.

  Grants of Plan-Based Awards in Fiscal 2011

        The following table presents information for fiscal 2011 regarding possible cash awards that could have been earned for fiscal 2011 performance under our EPIP and equity awards granted under our LTIP:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
	Grant Date				All Other Stock Awards: Number of Shares of Stock(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)
J. Hicks Lanier		0	525,000	787,500
Thomas C. Chubb III		0	330,000	495,000
K. Scott Grassmyer		0	141,250	211,875
Panayiotis P. Philippou		0	198,000	297,000
	3/15/11				10,000	234,100
Terry R. Pillow		0	450,000	750,000

(1)
Amounts set forth under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" reflect potential cash incentive awards in respect of company and/or operating group performance during fiscal 2011 under the EPIP, which is described above under "—Compensation Discussion and Analysis—Short-Term Incentive Compensation."

(2)
These are restricted share units awarded to Mr. Philippou on March 15, 2011, as described above under "—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation." The restricted share units awarded to Mr. Philippou will vest on April 30, 2013, subject to his continued employment with our company.

(3)
The values for stock awards in this column represent the grant date fair value of the restricted share units, computed in accordance with FASB ASC Topic 718; however, pursuant to SEC regulations, no reduction has been applied for estimated forfeitures.

  Outstanding Equity Awards at Fiscal 2011 Year-End

        The following table provides information with respect to unexercised stock options and unvested restricted stock and restricted share units held by our NEOs as of January 28, 2012. All of the outstanding stock options held by our NEOs as of January 28, 2012 are exercisable.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
J. Hicks Lanier	13,000	26.4375	8/18/13	—		—
Thomas C. Chubb III	10,000	11.7250	7/15/12	—		—
	13,000	26.4375	8/18/13	—		—
	—	—	—	50,000	(2)	2,462,000
K. Scott Grassmyer	5,000	26.4375	8/18/13	—		—
	—	—	—	20,000	(2)	984,800
Panayiotis P. Philippou	—	—	—	10,000	(3)	492,400
Terry R. Pillow	—	—	—	75,000	(2)	3,693,000

(1)
The market value of stock awards is computed by multiplying the number of shares of stock that have not vested by $49.24, the per-share closing price of our common stock on January 28, 2012.

(2)
Consists of unvested restricted stock. The restricted shares vest on April 30, 2013, generally subject to forfeiture in the event the NEO's employment with us terminates prior to April 30, 2013.

(3)
Consists of unvested restricted share units. These shares will be issued on April 30, 2013, generally subject to forfeiture in the event Mr. Philippou's employment with us terminates prior to April 30, 2013.

  Option Exercises and Stock Vested During Fiscal 2011

        The following table provides information concerning exercises of stock options and the vesting of restricted stock for each of our NEOs during fiscal 2011. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(2)
J. Hicks Lanier	—	—	25,000	608,500
Thomas C. Chubb III	3,270	76,502	25,000	608,500
K. Scott Grassmyer	—	—	15,000	365,100
Panayiotis P. Philippou	—	—	—	—
Terry R. Pillow	—	—	50,000	1,217,000

(1)
The dollar amount is determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price per share of the options.

(2)
Reflects the vesting of stock awards granted in 2008. The dollar amount is determined by multiplying the number of shares of our common stock vested by the per-share closing price of our common stock on the vesting date.

  Fiscal 2011 Non-Qualified Deferred Compensation

        The following table shows the activity under our Deferred Compensation Plan for each of our NEOs during fiscal 2011.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)(5)
J. Hicks Lanier	5,000	40,210	(32,301)	—	2,871,120
Thomas C. Chubb III	11,000	29,492	1,619	(22,107)	83,220
K. Scott Grassmyer	11,293	8,404	(2,070)	(5,662)	116,388
Panayiotis P. Philippou	—	—	—	—	—
Terry R. Pillow	7,500	50,200	(434)	—	160,761

(1)
The amounts reported in this column are also included in the "Salary" column or the "Non-Equity Incentive Plan Compensation" column for fiscal 2011 in the Summary Compensation Table above.

(2)
The amounts reported in this column are also included in the "All Other Compensation" column for fiscal 2011 in the Summary Compensation Table above.

(3)
Represent in-service distributions received in accordance with the terms of our Deferred Compensation Plan, as described below.

(4)
Reflects balances as of January 28, 2012.

(5)
The amounts reported in this column include amounts that are also reported as salary, non-equity incentive plan awards or all other compensation in the Summary Compensation Table above in fiscal 2011 and in prior years as follows:

Name	Amount Included in Both Non-Qualified Deferred Compensation Table and Summary Compensation Table ($)	Amount Included in Both Non-Qualified Deferred Compensation Table and Previously Reported in Prior Years' Summary Compensation Table ($)	Total Amounts Included in Both Non-Qualified Deferred Compensation Table and Current Year or Prior Years' Summary Compensation Table ($)
J. Hicks Lanier	45,210	2,241,947	2,287,157
Thomas C. Chubb III	40,492	132,535	173,027
K. Scott Grassmyer	19,697	21,607	41,304
Panayiotis P. Philippou	—	—	—
Terry R. Pillow	57,700	103,973	161,673

        Under the Deferred Compensation Plan, participants may elect to have contributions during a given calendar year distributed as either:

  •
  in-service distributions starting at least two years following the year of the applicable contributions in a single sum or in annual installment payments over a period of up to five years; or

  •
  following a deemed retirement (which occurs when a participant reaches age 55 with at least five years of service) generally in a single sum or in annual installment payments over a period of up to 15 years.

        Distribution of account balances in a single sum is automatically made on termination for reasons other than a deemed retirement. Participants elect to invest their account balances among a variety of investment options in an array of asset classes, and earnings are based on the equivalent returns from the elected investment options. Accounts are 100% vested at all times.

Potential Payments on Termination or Change of Control

  Mr. Philippou's Employment Contract

        Mr. Philippou is party to an employment contract with our Ben Sherman Group dated October 1, 2009. Pursuant to his employment contract, if our Ben Sherman Group terminates Mr. Philippou's employment other than for "cause" (as detailed in the employment contract), Mr. Philippou is entitled to a termination payment equal to six months' base salary, which our Ben Sherman Group may pay at termination or in monthly installments; however, Mr. Philippou is required to seek alternative income following termination (and our Ben Sherman Group's payment obligations to Mr. Philippou would be offset by any alternative income he received during the six month period following termination). Mr. Philippou would not be entitled to any termination payment if his employment was terminated by our Ben Sherman Group for cause. Based on Mr. Philippou's base salary at the time, if Mr. Philippou's employment had terminated on January 28, 2012, Mr. Philippou would have been entitled to total payments of up to £123,750.

  LTIP Restricted Stock Grants and Restricted Share Unit Awards

        Awards Outstanding at January 28, 2012.    The restricted stock grants and restricted share unit awards under the LTIP in June 2009 and March 2011 to our NEOs provide for an acceleration of vesting in the event of a change of control of our company. The following table summarizes the value of the restricted stock grants and restricted share unit awards under the LTIP that would be realized by each NEO if a change of control of our company had occurred on January 28, 2012 (which was the last day of fiscal 2011):

Name	Number of Shares That Would Vest upon a Change of Control (#)	Value Realized on Vesting Following a Change of Control ($)(1)
J. Hicks Lanier	—	—
Thomas C. Chubb III	50,000	2,462,000
K. Scott Grassmyer	20,000	984,800
Panayiotis P. Philippou	10,000	492,400
Terry R. Pillow	75,000	3,693,000

(1)
The value of the stock awards realized upon vesting following a change of control is computed by multiplying the reported number of shares of stock by $49.24, the per-share closing market price of our common stock on January 28, 2012.

        Awards Subsequent to January 28, 2012.    The fiscal 2012 performance-based equity compensation program, as described under "—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation—LTIP Awards for Fiscal 2012" above, approved by our compensation committee under the LTIP in March 2012 provides for a "double trigger"—requiring a change of control of our company and a termination of the individual's employment either by the individual for good reason or us or our acquirer without cause—acceleration of vesting. Since the fiscal 2012 performance-based equity compensation program was approved during fiscal 2012, no such awards would have been accelerated in the event of a double trigger event on or prior to January 28, 2012.

  Other Potential Post-Employment Payments

        Stock Options.    All of the outstanding stock options held by our NEOs as of January 28, 2012, as set forth in the table "—Compensation Tables—Outstanding Equity Awards at Fiscal 2011 Year-End" above, were granted under our 1997 Stock Option Plan, and all of the options have vested. The outstanding stock options, in accordance with the terms of the relevant option plans, provide that the options are not exercisable after employment ends (other than for death or disability). The option holder's estate may exercise the option upon the holder's death for a period of one year. Similarly, the option holder may exercise the option upon termination due to disability for a period of three months following termination of employment.

        Executive Medical Insurance Plan; Other Benefit and Welfare Plans.    Upon termination of employment, our NEOs are ineligible to continue participation under our executive medical plan, the Ben Sherman Group's health insurance scheme and our other benefit and welfare plans (subject to rights to participate in continuation coverage).

        General.    We did not have any other arrangement, policy or plan that would provide payments or benefits to any of our NEOs as a result of a termination of any kind, including following a change of control, other than benefits payable to salaried employees of our company on a non-discriminatory basis.

NOMINATING, COMPENSATION & GOVERNANCE COMMITTEE REPORT

        The Nominating, Compensation & Governance Committee of the Board of Directors of Oxford Industries, Inc. is responsible for, among other things, overseeing the Company's executive compensation program, including reviewing and approving the compensation paid to the Company's executive officers. The Nominating, Compensation & Governance Committee has reviewed and discussed with management the Company's Compensation Discussion and Analysis. Based on such review and discussions, the Nominating, Compensation & Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company's Fiscal 2011 Annual Report on Form 10-K.

Respectfully submitted,

Clarence H. Smith, Chairman
Dennis M. Love
Helen B. Weeks

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Dennis M. Love, Clarence H. Smith and Helen B. Weeks served on our NC&G Committee during fiscal 2011. None of them are current officers or employees of our company or any subsidiary, none of them are former officers of our company or any subsidiary and none of them have any other relationship requiring disclosure by us under any paragraph of Item 404 of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board reviews all transactions that are disclosable under Item 404(a) of Regulation S-K. To help identify these related party transactions, each director and executive officer annually completes a questionnaire that requires the disclosure of any transaction or relationship that the individual, or any member of his or her immediate family, has or will have with our company. Our Legal Department, with the assistance of other members of senior management, also reviews our contemplated transactions to determine if one of our directors or executive officers, or a company with which one of our directors or executive officers is affiliated, proposes to engage in a transaction that our Board should review.

        Our Board will only approve those related party transactions that are in, or not inconsistent with, the best interests of our company and our shareholders. In determining whether to approve or reject a related party transaction, our Board considers such information as it deems important to determine whether the transaction is on reasonable and competitive terms and is fair to our company. Consistent with our process for reviewing related party transactions, our Board reviewed and approved each of the agreements described below.

  SunTrust; Mr. Wood

        SunTrust is one of our principal shareholders, with the ability to direct the voting or disposition of approximately 4.5% of our outstanding common stock. Mr. E. Jenner Wood III, one of our directors, is Chairman, President and CEO of SunTrust Bank, Atlanta / Georgia Division. We maintain a $175 million syndicated, revolving credit facility under which subsidiaries of SunTrust serve as agent and lender and provide other services. This loan was made in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender and did not involve more than the normal risk of collectibility or present other unfavorable features. Our aggregate payments to SunTrust were less than $500,000 during fiscal 2011, and did not exceed 1% of our gross revenues during fiscal 2011 or 1% of SunTrust's gross revenues during its fiscal year ended December 31, 2011. Additional information relating to SunTrust's relationship with our company can be found under the caption "Related Party Transactions" in Note 11 in our Fiscal 2011 Annual Report on Form 10-K.

  Earnout Agreement; Mr. Beaumont

        In connection with our acquisition of Sugartown Worldwide, Inc. in December 2010, we entered into an earnout agreement pursuant to which the beneficial owners of the capital stock of Sugartown prior to the acquisition would be entitled to earn up to $20 million in cash, in the aggregate, over the four years following the closing of the acquisition based on our Lilly Pulitzer Group's achievement of certain performance targets. Mr. Scott A. Beaumont, one of our executive officers who was appointed CEO, Lilly Pulitzer Group, in connection with our acquisition of Sugartown, together with various trusts for the benefit of certain of his family members, held a 50% ownership interest in the capital stock of Sugartown prior to the acquisition. As of January 28, 2012, based on the results of our Lilly Pulitzer Group from the acquisition date through the end of fiscal 2011, the maximum $2.5 million earnout payment was earned and payable to the beneficial owners of the capital stock of Sugartown.

AUDIT-RELATED MATTERS

Report of the Audit Committee

        The Audit Committee, which operates under a written charter adopted by the Board of Directors of Oxford Industries, Inc., is composed of independent directors and oversees, on behalf of the Board of Directors, the Company's financial reporting process and system of internal control over financial reporting.

        In fulfilling its responsibilities, the Audit Committee has:

  •
  reviewed and discussed with management the audited financial statements included in the Company's Fiscal 2011 Annual Report on Form 10-K;

  •
  discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

  •
  received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, considered whether the independent auditors' provision of other non-audit services to the Company is compatible with the auditors' independence and discussed with Ernst & Young LLP its independence; and

  •
  based on the reviews and discussions referred to above, recommended to the Board that the audited financial statements be included in the Company's Fiscal 2011 Annual Report on Form 10-K.

Respectfully Submitted,

George C. Guynn, Chairman
John R. Holder
Clyde C. Tuggle

Fees Paid to Independent Registered Public Accounting Firm

        The following table summarizes certain fees that we paid to Ernst & Young LLP, our independent registered public accounting firm, for professional services rendered for each of fiscal 2011 and fiscal 2010:

Fee Category	Fiscal 2011 ($)	Fiscal 2010 ($)
Audit fees	1,093,320	1,156,545
Audit-related fees	13,208	152,831
Tax fees	59,803	62,133
All other fees	—	—

Total fees	1,166,331	1,371,509

        Audit Fees.    "Audit fees" are fees for the audit of our financial statements, reviews of our quarterly financial statements included in Forms 10-Q filed with the SEC and services provided in connection with statutory and regulatory filings.

        Audit-Related Fees.    "Audit-related fees" are fees for audit-related services such as services related to potential business acquisitions and dispositions, assistance with implementation of recently adopted rules and regulations, compliance with rules and regulations applicable to accounting matters and audits performed pursuant to certain royalty and lease agreements.

        Tax Fees.    "Tax fees" are fees for tax compliance, planning and advisory services.

        The Audit Committee considered the effects that the provision of the services described above under the subheadings "Audit-related fees" and "Tax fees" may have on the auditors' independence and has determined that such independence has been maintained.

 Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        Our Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the policy, it requires specific pre-approval by our Audit Committee or the chair of our Audit Committee before the commencement of the service. The pre-approval policy is detailed as to the particular services to be provided, and our Audit Committee is to be informed about each service provided.

        Specific pre-approval is required for significant recurring annual engagements, such as engagements for the required annual audit and quarterly reviews (including the audit of internal control over financial reporting) and statutory or employee benefit plan audits. Any individual engagement with an estimated cost of more than $75,000 must be specifically pre-approved before the commencement of the engagement by our Audit Committee or by the chair of our Audit Committee, even if the service in question has received general pre-approval. In addition, further Audit Committee pre-approval is required if the aggregate fees for such engagements would exceed $200,000. As appropriate, at each Audit Committee meeting, the entire Audit Committee reviews services performed since the prior meeting pursuant to the general pre-approvals granted under the policy, as well as services, if any, pre-approved by the chair of our Audit Committee.

        The nature and dollar value of services performed under the general pre-approval guidelines are reviewed with our Audit Committee on at least an annual basis. All of the fees detailed above paid to Ernst & Young LLP for fiscal 2011 and fiscal 2010 were pre-approved by our Audit Committee.

COMMON STOCK OWNERSHIP BY MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS

        The table below sets forth certain information, as of April 13, 2012 (except as noted), regarding the beneficial ownership of shares of our common stock by:

  •
  owners of 5% or more of our common stock (i.e., principal shareholders);

  •
  our directors;

  •
  our NEOs; and

  •
  our directors and executive officers as a group.

        Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. Unless otherwise indicated, the address for each shareholder on this table is c/o Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308.

	Beneficial Ownership of Common Stock
Name	Number of Shares(1)		Percent of Class(1)
Kornitzer Capital Management, Inc.	1,205,359	(a)	7.30
FMR LLC	1,024,396	(b)	6.21
BlackRock, Inc.	987,571	(c)	5.98
Thomas C. Chubb III	106,363	(d)	*
K. Scott Grassmyer	44,886	(e)	*
George C. Guynn	7,432		*
John R. Holder	9,932		*
J. Hicks Lanier	1,690,388	(f)	10.24
J. Reese Lanier	411,924	(g)	2.50
Dennis M. Love	10,267		*
Panayiotis P. Philippou	10,000	(h)	*
Terry R. Pillow	120,883		*
Clarence H. Smith	8,811		*
Clyde C. Tuggle	888		*
Helen B. Weeks	8,959		*
E. Jenner Wood III	9,411		*
All directors and executive officers as a group (16 persons)	2,489,786	(i)	15.04

*
Less than 1%

(1)
Calculations based on an aggregate of 16,501,863 shares of our common stock outstanding as of the close of business on April 13, 2012. The number of shares and percentage of the class beneficially owned for each shareholder assume the issuance of all shares attributable to outstanding options held by such shareholder that may be exercised within 60 days of April 13, 2012 but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The number of shares and percentage of the class beneficially owned by all directors and executive officers as a group assume the issuance of all shares attributable to outstanding options held by such directors and executive officers that may be exercised within 60 days of April 13, 2012.

(a)
The shares reported are held by Kornitzer Capital Management, Inc. ("KCM") in its capacity as an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) of the Securities Exchange Act of 1934, as amended (which we refer to in this proxy statement as the "Exchange Act"). As reported by KCM, KCM is an investment adviser with respect to the reported shares for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, the reported shares. KCM reported sole dispositive power over 1,172,791 of the reported shares and sole voting power over all of the reported shares. The address for KCM is 5420 West 61st Place, Shawnee Mission, KS 66205. This information was as of December 31, 2011 and was obtained from a Schedule 13G/A filed on January 20, 2012.

(b)
The shares reported are held by FMR LLC ("FMR") in its capacity as a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. As reported by FMR, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. FMR reported sole or shared voting power over none of the reported shares and dispositive power over all of the reported shares. The address for FMR is 82 Devonshire Street, Boston, MA 02109. This information was as of December 31, 2011 and was obtained from a Schedule 13G filed on February 14, 2012.

(c)
The shares reported are held by BlackRock, Inc. ("BlackRock") in its capacity as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Exchange Act. As reported by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the reported shares. BlackRock reported sole voting and dispositive power over all of the reported shares. The address for BlackRock is 40 East 52nd Street, New York, NY 10022. This information was as of December 30, 2011 and was obtained from a Schedule 13G/A filed on February 13, 2012.

(d)
Includes 23,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 13, 2012.

(e)
Includes 5,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 13, 2012.

(f)
Consists of 342,511 shares held individually by Mr. J. Hicks Lanier, 581,600 shares held in various trusts, 492,477 shares held by a charitable foundation of which Mr. Lanier is a trustee, 260,800 shares held in a grantor retained annuity trust of which Mr. Lanier acts as trustee and 13,000 shares issuable pursuant to outstanding stock options that may be exercised within 60 days of April 13, 2012. Of the total number of shares held individually by Mr. Lanier, 312,388 shares are pledged as security. Mr. Lanier disclaims beneficial ownership of the 581,600 reported shares held in trusts and the 492,477 reported shares held by the charitable foundation of which Mr. Lanier is a trustee.

(g)
Consists of 334,525 shares held individually by Mr. J. Reese Lanier, 76,899 shares held in trust and 500 shares held by Mr. Lanier's wife. Mr. Lanier disclaims beneficial ownership of the reported shares held in trust and by his wife.

(h)
Consists of 10,000 restricted share units awarded pursuant to our LTIP. These shares will be issued on April 30, 2013, generally subject to forfeiture in the event Mr. Philippou's employment with us terminates prior to April 30, 2013. The 10,000 restricted share units are treated as outstanding for purposes of calculating the percentage of our common stock owned by Mr. Philippou and by our directors and executive officers as a group but are not treated as outstanding for any other purpose

(i)
Of this amount, the executive officers not listed by name hold individually an aggregate of 49,642 shares.

        Under the SEC's rules, a person may be deemed to beneficially own securities in which he or she has no pecuniary interest. The information set forth above under this heading "Common Stock Ownership by Management and Certain Beneficial Owners" shall not be construed as an admission that any such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act or otherwise, the beneficial owner of any securities disclosed above.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires that our officers and directors, and persons who beneficially own more than 10% of our common stock, file with the SEC certain reports, and to furnish copies thereof to us, with respect to each such person's beneficial ownership and changes in ownership of our equity securities. Due to the complexity of the SEC's reporting rules, our Legal Department undertakes to file such reports on behalf of our directors and executive officers and has instituted procedures to assist them with these obligations. Based on a review of the company's records and other information, we believe that all required reports by our directors and executive officers were filed on a timely basis in fiscal 2011.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning our equity compensation plans as of January 28, 2012:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders
1997 Stock Option Plan	78,500		26.53		—
Employee Stock Purchase Plan(1)	—		—		538,742
Long-Term Stock Incentive Plan	25,000	(2)	—		1,106,456
Equity compensation plans not approved by security holders	—		—		—
Total	78,500	(3)	26.53	(3)	1,645,531

(1)
The number of securities to be issued and the weighted average purchase price under our ESPP are not determinable as of any date other than the last day of the applicable quarterly purchase period.

(2)
Reflects the number of shares of our common stock to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units awarded under our LTIP.

(3)
The total number of securities to be issued upon exercise of outstanding options, warrants and rights reflected in the table, and the associated weighted-average exercise price of such outstanding options, warrants and rights, exclude the 25,000 shares of our common stock to be granted (contingent upon the lapse of certain restrictions) pursuant to restricted share units awarded under our LTIP.

PROPOSALS FOR SHAREHOLDER CONSIDERATION

Proposal No. 1: Election of Directors

  Board of Directors

        In accordance with our Articles of Incorporation, our directors are divided into three classes that are as nearly equal in size as possible. Directors in each class are elected to three-year terms, with director classes serving staggered terms. A director holds office until the annual meeting of shareholders held in the year during which the director's term ends and until his or her successor is elected and qualified.

  Bylaws Relating to Retirement

        Pursuant to our Bylaws, an individual becomes ineligible for election or appointment as a director: (1) for any employee director (i.e., someone who concurrently serves as an employee of our company and as a member of our Board), other than an individual who has served as our Chief Executive Officer, following the end of our fiscal year during which such individual reaches the age of 65; and (2) for any other individual, following the end of our fiscal year during which such individual reaches the age of 72.

  Director Nominees

        Our Board currently consists of three Class I directors (Messrs. J. Reese Lanier, Dennis M. Love and Clyde C. Tuggle), three Class II directors (Messrs. John R. Holder, J. Hicks Lanier and Clarence H. Smith) and three Class III directors (Mr. George C. Guynn, Ms. Helen B. Weeks and Mr. E. Jenner Wood III).

        At our 2012 annual shareholders meeting, the terms of our Class II directors will expire.

        Our Board, on the recommendation of our NC&G Committee, has nominated each of Mr. John R. Holder, Mr. J. Hicks Lanier and Mr. Clarence H. Smith for re-election at our annual meeting, each to serve for a three year term expiring in 2015 and until his respective successor is elected and qualified. In addition, on the recommendation of our NC&G Committee, our Board has nominated Mr. Thomas C. Chubb III, our President, for election at our annual meeting as a Class II director to fill an existing vacancy on our Board and to serve for a three year term expiring in 2015 and until his respective successor is elected and qualified.

        The terms of our Class I directors expire in 2014, and the terms of our Class III directors expire in 2013. Each of our Class I and Class III directors is expected to remain in office for the remainder of his or her respective term.

  Required Vote

        In an uncontested election at an annual meeting of shareholders, our Bylaws require that each director be elected by a majority of the votes cast with respect to such director (number of shares voted "for" a director must exceed the number of votes cast "against" that director). In accordance with our Bylaws, in order for a shareholder to have nominated a director for consideration at the 2012 annual shareholders meeting, we must have received the nomination not later than the close of business on March 17, 2012. We have not received a shareholder nomination for a director for consideration at the 2012 annual shareholders meeting. Accordingly, the election of directors at the 2012 annual shareholders meeting is an uncontested election.

        Under Georgia law, if, in an uncontested election at the annual meeting, a nominee who is already serving as a director is not elected, the director would continue to serve on our Board as a "holdover director." Under our Bylaws, any holdover director who fails to be elected by a majority of the votes cast with respect to such director in an uncontested election must offer to tender his or her resignation to our Board. Our Board, in consultation with any of its committees so designated, would then determine whether to accept or reject the resignation, or whether other action should be taken. Under our Bylaws, our Board is required to act on the resignation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. Messrs. John R. Holder, J. Hicks Lanier and Clarence H. Smith are currently serving on our Board.

        If a nominee who was not already serving as a director is not elected at the annual meeting, that nominee would not become a director and would not serve on our Board as a "holdover director." Mr. Thomas C. Chubb III is not currently serving as a director. If Mr. Chubb fails to be elected by a majority of the votes cast, he would not be elected to our Board and there will be a vacancy on our Board; in that event, our Board may: (1) immediately fill the additional vacancy; (2) allow the vacancy to remain open until a suitable candidate is located and elected to serve on our Board; or (3) amend our Bylaws to reduce the number of directors serving on our Board.

        Abstentions and broker non-votes will have no effect on the vote for the election of directors. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Each nominee has consented to serve if elected, and our Board has no reason to believe that any nominee will be unable or unwilling to serve if elected. If a nominee becomes unwilling or unable to serve prior to the annual meeting, then at the recommendation of our Board: (1) proxies will be voted for a substitute nominee selected by or at the direction of our Board; (2) the vacancy created by the inability or unwillingness of a nominee to serve will remain open until filled by our Board; or (3) our Bylaws may be amended to reduce the number of directors serving on our Board.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF MR. THOMAS C. CHUBB III, MR. JOHN R. HOLDER, MR. J. HICKS LANIER AND MR. CLARENCE H. SMITH AS A CLASS II DIRECTOR.

 Proposal No. 2: Approval of Selection of Independent Registered Public Accounting Firm

  Independent Registered Public Accounting Firm

        At the recommendation of our Audit Committee, our Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2012. Ernst & Young LLP has served as our independent auditors since May 2002. As of the date of this proxy statement, we have engaged Ernst & Young LLP to review our financial statements for the first three quarters of fiscal 2012 but we have not formally engaged an independent registered public accounting firm to audit our financial statements for fiscal 2012.

        Our Board considers Ernst & Young LLP to be well qualified and recommends that our shareholders vote to approve its selection. Shareholder approval of the selection of our independent registered public accounting firm is not required by law; however, our Board considers the solicitation of shareholder approval to be in our company's and our shareholders' best interests. A representative of Ernst & Young LLP is expected to attend the annual meeting. The representative will be given the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from shareholders.

  Required Vote

        Approval of the selection of Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2012 requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. If at the annual meeting our shareholders do not approve the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2012, our Board and Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm for fiscal 2012.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2012.

 Proposal No. 3: Advisory Vote on Executive Compensation

  Executive Compensation

        In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are asking shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This "say-on-pay" proposal gives our shareholders the opportunity to express their views on our executive compensation practices. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

        As further described above under "Executive Compensation—Compensation Discussion and Analysis," our executive compensation programs are designed to maintain a strong link between pay and performance for compensation paid to our named executive officers; align our named executive officers' interests with those of our shareholders by creating a strong focus on stock ownership; and ensure that we are able to attract and retain talented individuals who can deliver excellent business performance.

  Proposed Resolution

        We are asking our shareholders to vote on the following resolution at the annual meeting:

          RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company's named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

  Required Vote

        Approval of the proposed say-on-pay resolution requires the affirmative vote of at least a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Because broker non-votes are counted as present at the annual meeting for quorum purposes but are not counted as entitled to vote on this proposal, they will have no effect on the vote on the resolution approving executive compensation. Abstentions will have the same effect as a vote against this proposal.

        The vote on this say-on-pay proposal is advisory, and therefore the results of this proposal are not binding on our company, our NC&G Committee or our Board. The results of this proposal will not overrule any decision made by our Board or NC&G Committee. Our Board and our NC&G Committee value the input of our shareholders and to the extent there is any significant vote against this say-on-pay proposal, we will consider our shareholders' concerns and our NC&G Committee will evaluate whether any actions, in fiscal 2012 or in subsequent years, are necessary to address those concerns.

  Recommendation of our Board of Directors

        OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RESOLUTION APPROVING EXECUTIVE COMPENSATION.

 Other Matters

        Our Board knows of no other matters that will be brought before the annual meeting, and our Bylaws do not allow proposals to be presented at the annual meeting unless they were properly presented to us prior to March 17, 2012. However, if any other question that requires a vote is properly presented at the meeting, the persons named in the enclosed proxy as the proxy holders will vote on such matters as recommended by our Board or, if no recommendation is given, in their discretion to the extent permitted under applicable law.

        Approval of any other matter that properly comes before the annual meeting requires the affirmative vote of a majority of the outstanding shares of our common stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal (except as otherwise provided in our Articles of Incorporation or Bylaws or applicable law for actions that require a greater percentage of votes in favor of a proposal).

 ADDITIONAL INFORMATION

Annual Report on Form 10-K

        We will provide without charge, at the written request of any shareholder of record as of April 13, 2012, a copy of our Annual Report on Form 10-K for fiscal 2011, including the audited financial statements, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits if they are requested by eligible shareholders. We may impose a reasonable fee for providing the exhibits. Requests for copies of our Annual Report on Form 10-K should be mailed to our company's headquarters at Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

Submission of Director Candidates by Shareholders

        Pursuant to our Bylaws, to be timely, a director nomination by a shareholder must generally be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, a director nomination submitted by a shareholder to be timely must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Any recommendation received by our Secretary will be promptly forwarded to the chair of our NC&G Committee for consideration. In order for a shareholder to nominate a director candidate for consideration at our 2013 annual shareholders meeting, we must receive notice of such nomination on or before March 15, 2013 unless the date of our 2013 annual shareholders meeting is advanced more than 30 days prior to or delayed more than 30 days after June 13, 2013. Any such nominations must comply with the other requirements for proper nominations pursuant to our Bylaws.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly nominate a director candidate. Any shareholder filing a written notice of nomination for director must describe various matters regarding the nominee and the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for nominating a director candidate is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company's headquarters, which are at Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

        In addition to candidates submitted by shareholders, our NC&G Committee will also consider candidates recommended by directors, management, third party search firms and other credible sources. Candidates recommended by any of these sources will be equally evaluated and considered. Our NC&G Committee will compile a complete list of candidates recommended from any credible source and evaluate each candidate. Each candidate will be evaluated in the context of the current composition of our Board, the current needs of our Board and the long-term interests of our shareholders. In making its evaluation of possible director candidates, our NC&G Committee will consider, among other things, issues such as a candidate's independence, age, understanding of our industry, general business knowledge and experience, financial literacy and expertise, availability and commitment. After evaluating each candidate, our NC&G Committee will determine which candidates it will recommend to the full Board.

Shareholder Proposals

        Pursuant to our Bylaws, in order for a shareholder proposal (other than a director nomination) to be considered at an annual meeting, the proposal must be delivered to our Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting; however, if the annual meeting of shareholders is advanced more than 30 days prior to or delayed more than 30 days after the first anniversary of the preceding year's annual meeting, in order to be timely, a shareholder proposal must be delivered not later than the close of business on the later of (1) the 90th day prior to the annual meeting or (2) the 10th day following the date on which public announcement of the date of such annual meeting is first made. Accordingly, in order for a shareholder proposal (other than a director nomination) to be considered at our 2013 annual shareholders meeting, we must receive the proposal on or before March 15, 2013 unless the date of our 2013 annual shareholders meeting is advanced more than 30 days prior to or delayed more than 30 days after June 13, 2013.

        Our Bylaws set out the specific requirements that a shareholder must satisfy in order to properly make a proposal for consideration by our shareholders at an annual meeting. Any shareholder submitting a proposal must describe various matters regarding the shareholder, including, among other things, such information as name; address; occupation; shares, rights to acquire shares and other derivative securities held; and any relevant understandings or arrangements between the shareholder and affiliated parties, if any. A copy of the requirements for submitting a shareholder proposal is available in print to any shareholder who so requests it. Requests for a copy of these requirements should be mailed to our company's headquarters, which are at Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, GA 30308, Attention: Investor Relations.

        Our Bylaws further contemplate that shareholders who wish to have a proposal included in our proxy statement may be permitted to do so in accordance with Rule 14a-8 under the Exchange Act provided the proposal is otherwise in accordance with such Rule 14a-8.

 Communications to our Board of Directors

        Mail can be addressed to our directors in care of the Office of the Secretary at our company's headquarters, which are at Oxford Industries, Inc., 222 Piedmont Ave., N.E., Atlanta, Georgia 30308. At the direction of our Board, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to our directors at the next scheduled meeting of our Board. Mail addressed to a particular director will be forwarded or delivered to that director. Mail addressed to "Outside Directors," "Non-Management Directors" or the "Presiding Independent Director" will be forwarded or delivered to our presiding independent director. Mail addressed to the "Board of Directors" will be forwarded or delivered to the chair of our Board.

Proxy Solicitation

        We will bear the cost of solicitation of proxies by our Board in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock held in their names. Our employees may solicit proxies by mail, telephone, facsimile, electronic mail and personal interview. We have also engaged Phoenix Advisory Partners to act as our proxy solicitor and have agreed to pay it $7,500 for the year, plus reasonable out-of-pocket expenses, for such services, among other services that will be provided to us in the ordinary course of business.

By Order of the Board of Directors

Thomas E. Campbell Senior Vice President—Law and Administration, General Counsel and Secretary

        Our Fiscal 2011 Annual Report to Shareholders, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01H6TC 1 U PX + PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please date this proxy and sign exactly as your name or names appear. If shares are jointly owned, both owners should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If signing as a corporation, please sign in full corporate name by President or other authorized officer. If signing as a partnership, please sign in partnership name by authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Change of Address — Please print new address below. IMPORTANT ANNUAL MEETING INFORMATION Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. 01 - Thomas C. Chubb III 02 - John R. Holder 03 - J. Hicks Lanier 1. Proposal to elect the nominees listed below. If a nominee becomes unwilling or unable to serve, the Proxy will be voted for a substitute nominee or will not be voted, as recommended by the Board of Directors. 04 - Clarence H. Smith For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. Proposal to approve the selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal 2012. 3. Proposal to approve on an advisory (non-binding) basis a resolution approving the compensation of the Company’s named executive officers. 4. The proxies are authorized to vote in their discretion upon all such other matters as may properly come before the annual meeting, as recommended by the Board of Directors. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 1 3 7 5 9 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Oxford Industries, Inc. ANNUAL MEETING OF SHAREHOLDERS, JUNE 13, 2012 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS The executing shareholder(s) appoints J. HICKS LANIER, THOMAS C. CHUBB III and THOMAS E. CAMPBELL, and each of them, proxies, with full power of substitution, for and in the name of the executing shareholder(s), to vote all shares of the common stock of Oxford Industries, Inc. that the executing shareholder(s) would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, June 13, 2012, at 3:00 p.m., local time, at the offices of Oxford Industries, Inc., 222 Piedmont Avenue, N.E., Atlanta, Georgia 30308, and at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is acknowledged, and upon any other business that may properly come before the meeting or any adjournment or postponement thereof. Said persons are directed to vote as indicated on the reverse side, and otherwise in their discretion, as recommended by the Board of Directors, upon any other business. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES, AS RECOMMENDED BY THE BOARD OF DIRECTORS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT PERMITTED UNDER APPLICABLE LAW. Please sign and date on the reverse side and return this proxy immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.